Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

SAFFLOWER HOLDINGS LLC, as Seller

SAFFLOWER HOLDINGS CORP., as the Company

TOG KAIZEN ACQUISITION, LLC, as Buyer

and

THE ONE GROUP HOSPITALITY, INC., as Parent

Dated as of March 26, 2024

NOTE TO EXHIBIT: The schedules and exhibits to this Stock Purchase Agreement, including the Disclosure Schedules, are not filed herewith. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

Explanatory Note: The Stock Purchase Agreement (the “Agreement”) contains representations and warranties by the parties thereto made only for the purposes of the Agreement. The Agreement is filed with this report only to provide investors with information regarding its terms and conditions, and not to provide any other factual information regarding the Company or its business. A party’s representations and warranties were made solely for the benefit of the other party or parties and (i) were not intended to be treated as categorical statements of fact, but rather as a way to allocate risk if a representation and warranty proves to be inaccurate; (ii) may have been qualified in the Agreement by disclosures that were made to the other party or parties in connection with the negotiation of the Agreement (provided that any specific facts that contradict the representations and warranties in the Agreement in any material respect have been disclosed); (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Agreement or such other date or dates as may be specified in the Agreement. Accordingly, they should not be relied upon by investors as statements of factual information.

TABLE OF CONTENTS

Page

Article 1 CERTAIN DEFINITIONS1

Section 1.1Certain Definitions1

Article 2 CLOSING; PURCHASE17

Section 2.1Closing of the Transaction17

Section 2.2Share Purchase17

Section 2.3Cash Purchase Price18

Section 2.4Withholding Rights22

Article 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY23

Section 3.1Organization and Qualification23

Section 3.2Capitalization23

Section 3.3Authority24

Section 3.4Financial Statements25

Section 3.5Consents and Approvals; No Violations27

Section 3.6Material Contracts28

Section 3.7Absence of Changes30

Section 3.8Litigation30

Section 3.9Employee Plans30

Section 3.10Environmental Matters33

Section 3.11Compliance with Applicable Law; Permits33

Section 3.12Intellectual Property Rights; Data Privacy and Security34

Section 3.13Labor Matters38

Section 3.14Insurance40

Section 3.15Tax Matters40

Section 3.16Brokers42

Section 3.17Real and Personal Property42

Section 3.18Transactions with Affiliates44

Section 3.19Material Suppliers44

Section 3.20EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES44

Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER46

Section 4.1Authority46

Section 4.2Consents and Approvals; No Violations47

Section 4.3Title to Shares47

Section 4.4Litigation48

Section 4.5Brokers48

Section 4.6Accredited Investor48

Article 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER48

Section 5.1Organization; Qualification48

Section 5.2[RESERVED]49

Section 5.3Authority; Board Approval49

Section 5.4[RESERVED]49

Section 5.5Consents and Approvals; No Violations49

i

Section 5.6[RESERVED]50

Section 5.7Litigation50

Section 5.8[RESERVED]50

Section 5.9Brokers50

Section 5.10Source of Funds51

Section 5.11Financing51

Section 5.12Acquisition of Shares for Investment52

Section 5.13Solvency52

Section 5.14Pending Transactions52

Section 5.15Employees53

Section 5.16Acknowledgments and Representations by Buyer53

Article 6 COVENANTS54

Section 6.1Conduct of Business of the Group Companies54

Section 6.2Corporate Ratification57

Section 6.3Access to Information57

Section 6.4Efforts to Consummate58

Section 6.5Exclusive Dealing60

Section 6.6Contact with Suppliers and Other Business Relations61

Section 6.7Indemnification; Directors’ and Officers’ Insurance61

Section 6.8Documents and Information62

Section 6.9Employee Benefits Matters63

Section 6.10No Public Disclosure64

Section 6.11Tax Matters65

Section 6.12Consents68

Section 6.13Transfer Taxes68

Section 6.14R&W Insurance69

Section 6.15Financing69

Section 6.16Cooperation with Financing.,70

Section 6.17Release72

Article 7 CONDITIONS TO CLOSING73

Section 7.1Conditions to the Obligations of Seller, the Company and Buyer73

Section 7.2Other Conditions to the Obligations of Buyer73

Section 7.3Other Conditions to the Obligations of Seller and the Company74

Section 7.4Frustration of Closing Conditions75

Article 8 NO SURVIVAL75

Section 8.1Non-Survival of Representations, Warranties and Covenants75

Article 9 TERMINATION76

Section 9.1Termination76

Section 9.2Notice of Termination77

Section 9.3Effect of Termination77

Article 10 MISCELLANEOUS77

Section 10.1Entire Agreement; Assignment77

Section 10.2Notices78

Section 10.3Governing Law78

Section 10.4Fees and Expenses79

Section 10.5Construction; Interpretation79

Section 10.6Exhibits and Schedules80

Section 10.7Time of the Essence; Computation of Time80

Section 10.8Parties in Interest80

Section 10.9Severability80

Section 10.10Amendment80

Section 10.11Waiver81

Section 10.12Counterparts; Electronic Signatures81

Section 10.13Knowledge81

Section 10.14Waiver of Jury Trial81

Section 10.15Jurisdiction and Venue82

Section 10.16Specific Performance82

Section 10.17Waiver of Conflicts and Privileged Information83

Section 10.18Non-Recourse84

Section 10.19Financing Sources84

Section 10.20Parent Guarantee85

SCHEDULES

Schedule 1.1(c)-Permitted Liens

Schedule 6.12-Consents

EXHIBITS

Exhibit A-Statement of Net Working Capital

Exhibit B-1-Form of Primary Policy

Exhibit B-2-Form of Excess Policy

Exhibit C-Form of Escrow Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 26, 2024, is made by and among Safflower Holdings LLC, a Delaware limited liability company (“Seller”); Safflower Holdings Corp., a Delaware corporation (the “Company”); TOG Kaizen Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Buyer”); and The ONE Group Hospitality, Inc., a Delaware corporation (“Parent”). Seller, the Company, Parent and Buyer shall be referred to herein, from time to time, collectively as the “Parties.” Capitalized terms used, but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, as of the date hereof, Seller owns two hundred (200) shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which constitute 100% of the issued and outstanding equity interests of the Company;

WHEREAS, the board of directors (or equivalent managing body) of each of Parent and Buyer has unanimously approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and determined it advisable and in the best interests of Parent and Buyer and each of their respective stockholders; and

WHEREAS, the Parties desire that, upon the terms and subject to the conditions hereof, Buyer will purchase from Seller, and Seller will sell, assign, transfer and deliver to Buyer, all of the Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, the Company, Parent and Buyer hereby agree as set forth below.

Article 1
CERTAIN DEFINITIONS
Section 1.1Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2022 Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“2023 Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“401(k) Plans” has the meaning set forth in Section 6.9(d).

“Accounting Firm” has the meaning set forth in Section 2.3(b)(ii).

“Accounting Principles” means U.S. GAAP, applied on a basis consistent with the periods presented in the Audited Financial Statements, using the same accounting principles, practices, methodologies and procedures as were used by the Company in the preparation of the 2023 Audited Financial Statements; provided, that if the accounting principles, practices, methodologies and procedures used in the preparation of the 2023 Audited Financial Statements are inconsistent with U.S. GAAP in effect as of the Closing Date, then the accounting principles, practices, methodologies and procedures used in the preparation of the 2023 Audited Financial Statements shall control; provided, further, that if the accounting principles, practices, methodologies and procedures used in the preparation of the 2023 Audited Financial Statements are inconsistent with the following defined terms contained in this Agreement,  then such defined terms shall control: “Cash and Cash Equivalents,” “Indebtedness,” “Net Working Capital,” “Seller Expenses,” “Transfer Taxes” and “Transaction Tax Deductions”.

“Action” has the meaning set forth in Section 3.8.

“Actual Adjustment” means (x) the Cash Purchase Price as finally determined pursuant to Section 2.3(b) minus (y) the Estimated Cash Purchase Price.

“Adjustment Escrow Account” has the meaning set forth in Section 2.3(a)(i).

“Adjustment Escrow Amount” has the meaning set forth in Section 2.3(a)(i).

“Adjustment Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account plus all interest and income then held in the Adjustment Escrow Account.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person, and the term “Affiliated” shall have a meaning that is correlative thereto. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, (i) employees of any Group Company are not Affiliates of any Group Company and (ii) in no event shall Seller or any Group Company be considered an Affiliate of any portfolio company or investment fund affiliated with Angelo, Gordon & Co., L.P.

“Affiliate Agreement” has the meaning set forth in Section 3.6(a)(xi).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternate Financing” has the meaning set forth in Section 6.15.

“Ancillary Documents” means, collectively, the Escrow Agreement and each other certificate or instrument delivered pursuant to Section 7.2 and Section 7.3 hereof.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other United States federal or state or foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“ASC 842” means the Accounting Standards Update No. 2016-02 Leases.

“Assets” has the meaning set forth in Section 3.17(d).

“Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Balance Sheet” has the meaning set forth in Section 3.4(a).

“Base Cash Consideration” means $365,000,000.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, are open for the general transaction of business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, and the rules, regulations and other guidance promulgated thereunder.

“Cash and Cash Equivalents” means all cash and cash equivalents (including bank account balances, security deposits, utility deposits, credit card receivables, restricted cash and any cash held at any Leased Real Property) of the Group Companies as of the Measuring Time, determined on a consolidated basis, in each case, including cash resulting from checks, wires, drafts and credit card receivables, deposited, initiated or charged, as applicable, prior to the Measuring Time that clear thereafter (but only to the extent that such amounts are not included in the calculation of the Net Working Capital Adjustment), less the amounts of any issued but uncleared checks, drafts, overdrafts and wires issued prior to the Measuring Time that clear thereafter (but only to the extent that such amounts are not included in the calculation of the Net Working Capital Adjustment), in each case, without giving effect to the transactions contemplated hereby.

“Cash Purchase Price” means (i) the Base Cash Consideration; plus (ii) the Net Working Capital Adjustment (which may be a negative number); plus (iii) Cash and Cash Equivalents; minus (iv) Closing Date Indebtedness; minus (v) Unpaid Seller Expenses.

“Cash Purchase Price Dispute Notice” has the meaning set forth in Section 2.3(b)(ii).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Indebtedness” means the Indebtedness as of the Measuring Time.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 5.11.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Material Adverse Effect” means any event, fact, condition, occurrence, effect, development, circumstance, matter or change (each, an “Effect”) that, individually or in the aggregate, together with all other Effects, (a) has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, results of operations or assets or liabilities of the Group Companies, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impede the performance by Seller or the Company of their respective obligations under this Agreement or the consummation of the transactions contemplated herein; provided, however, that “Company Material Adverse Effect” shall not include in the case of clause (a) any Effect to the extent resulting from any of the following that occurs on or after the date of this Agreement: (i) conditions affecting the United States economy or any foreign economy generally, or any regulatory environment in the United States and elsewhere in the world; (ii) any national, international or supranational political, geopolitical or social conditions, including any civil commotion, civil disorder, or any other type of civil unrest (including riots, public demonstrations, protests, looting, and revolutions), the threat, engagement, cessation or escalation by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military, cyber or terrorist attack upon the United States or any other country, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country; (iii) changes to financial, banking, credit, currency, commodity (including food), capital or securities markets (including any disruption thereof and any increase or decrease therein), changes to the price of any market index or changes in interest rates or exchange rates; (iv) changes or prospective changes in U.S. GAAP, accounting standards or the interpretation or enforcement thereof; (v) changes or prospective changes after the date hereof in any Law or any action required to be taken under any Laws by which any Group Company (or any of their respective assets or properties) is bound; (vi) any change that is generally applicable to the industries or markets in which the Group Companies operate; (vii) any national or international calamities, crises or natural disasters (including those arising from storms, hurricanes, tornados, flooding, earthquakes, volcanic eruptions, epidemics or pandemics (including COVID-19) or other similar events or force majeure events, together with any restrictions, sanctions, other limitations or policies enacted or applied by a Governmental Entity in response to any of the foregoing (including any COVID-19 Measures)); (viii) any changes to the credit rating of any Group Company (although any facts and circumstances that may have given rise or contributed to any such changes that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) the negotiation, execution, announcement or existence of this Agreement or the transactions contemplated hereby, the identity of Buyer, its Affiliates or their respective financing sources or any communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of officers or employees) with respect to any of the business of the Group Companies (including any impact on relationships, contractual or otherwise, with clients, vendors, partners, employees, regulators or others having relationships with any Group Company); (x) any action taken by Seller, any Group Company or their respective Affiliates contemplated, permitted or required by this Agreement or the Ancillary Documents (including the obtaining of approval or consent from any Governmental Entity or other third-party in connection with the consummation of the transactions contemplated hereby and thereby) or at Buyer’s request or with Buyer’s consent; (xi) the failure to take any action by Seller, any Group Company or their respective Affiliates if that action is prohibited by this Agreement or the Ancillary Documents and Buyer either did not consent to such action or withheld, delayed or conditioned its consent; (xii) any act or omission by Buyer or its Affiliates occurring from and after the date hereof; (xiii) any Effect that is cured by Seller or any Group Company; or (xiv) any failure by the Group Companies to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings, cash flow or cash position and any seasonal changes in the results of operations of the Group Companies for any period ending prior to, on or after the date of this Agreement (although any facts and circumstances that may have given rise or contributed to any such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, however, that Effects set forth in the foregoing clauses (i) through (vii) may be taken into account in determining whether there has been or is a Company Material Adverse Effect, to the extent that such Effects have a disproportionate adverse effect on the financial condition, business, results of operations, assets or liabilities of the Group Companies, taken as a whole, compared to other companies of similar size operating in the same industry as the Group Companies.

“Competing Transaction” has the meaning set forth in Section 6.5.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 15, 2023, by and between the Seller and Buyer.

“Continuing Employees” has the meaning set forth in Section 6.9(a).

“COVID-19” means the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any impact of COVID-19, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Credit Agreement” means that certain Credit Agreement, dated June 28, 2018, by and among Ally Bank, Seller, the Company, Benihana Inc., and the lenders identified on the signature pages thereto.

“Data Protection Requirements” means (i) all applicable laws, rules, regulations and orders of any Governmental Entity in any jurisdiction worldwide governing data privacy, data protection, or information security in the Processing of Personal Information, including (but solely to the extent applicable) the CAN-SPAM Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Children’s Online Privacy Protection Act, the Fair Credit Reporting Act, the Health Insurance Portability and Accountability Act, the Gramm Leach Bliley Act, the California Consumer Privacy Act, the Colorado Privacy Act, the Connecticut Data Privacy Act, the Virginia Consumer Data Protection Act, the General Data Protection Regulation (EU) 2016/679 (“GDPR”), or any national laws or regulations implementing GDPR, and any security breach notification or disclosure laws; (ii) the Payment Card Industry Data Security Standard, as applicable; (iii) any provisions of contracts or agreements, to which any Group Company is party governing data privacy, data protection, or information security; and (iv) any statement in any advertisements, promotions, publications, or other documents or materials that a Group Company provides or makes available to any of the Group Company’s customers in any form or medium relating to data privacy, data protection, or information security.

“D&O Claim” has the meaning set forth in Section 6.7(a).

“D&O Costs” has the meaning set forth in Section 6.7(a).

“D&O Expenses” has the meaning set forth in Section 6.7(a).

“D&O Indemnifying Party” has the meaning set forth in Section 6.7(a).

“D&O Indemnitees” has the meaning set forth in Section 6.7(a).

“Data Room” has the meaning set forth in Section 10.5.

“Debt Commitment Letter” has the meaning set forth in Section 5.11.

“Debt Financing” has the meaning set forth in Section 5.11.

“Debt Financing Sources” means the collective reference to each lender and each other Person (including each agent and each arranger) that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing and the other transactions contemplated hereby (including any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto (and any joinders or amendments thereof)), together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, attorney, agent, representative and permitted successor and assign of each of such lender, other Person or Affiliate.

“Deferred Compensation Plan” means the Nonqualified Deferred Compensation Plan of Benihana, Inc., adopted April 27, 2010.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other pension, profit-sharing or other retirement, bonus, deferred compensation, incentive compensation, stock bonus, stock appreciation, stock purchase, stock ownership, restricted stock, restricted stock unit, stock option or other equity-based (whether real or phantom), employment, consulting, vacation, holiday, sick leave, welfare benefit, paid time off, leave of absence, tax gross up, disability, death benefit, cafeteria, hospitalization, material fringe benefit, medical, dental, vision, life or other insurance, termination, retention, change in control or severance plan, program, policy or contract) and other material benefit or compensation plans, agreements or commitments, in each case, whether or not subject to ERISA, (i) under which any current or former director, officer, employee or consultant of any Group Company has any right to benefits from any Group Company, (ii) to which any Group Company makes or is required to make contributions with respect to such directors, officers, employees or consultants, (iii) which are maintained, sponsored, contributed to, or required to be contributed to by any Group Company or any trade or business (whether or not incorporated) which would be treated at any relevant time as a single employer with any Group Company under Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”), or (iv) in respect of which any Group Company or ERISA Affiliate has or may have any obligation to contribute or other liability; other than any benefit or compensation plan or arrangement maintained by a Governmental Entity. The term “Employee Benefit Plan” shall also include any plan, program, policy, arrangement or contract with respect to which any Group Company or any ERISA Affiliate may have liability (including potential, secondary or contingent liability) under Title IV of ERISA or otherwise to any Person and including any liability by reason of any Person’s being or having been an ERISA Affiliate.

“Environmental Laws” means all Laws in effect concerning (i) pollution or protection of the environment; (ii) the use, generation, handling, transportation, treatment, storage, disposal, discharge, release, control or cleanup of, or exposure of any person to, any pollutant, contaminant, toxic or otherwise hazardous materials, substances or wastes; or (iii) remediation or restoration of the environment.

“Environmental Permits” has the meaning set forth in Section 3.10(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 2.3(a)(i).

“Escrow Agreement” has the meaning set forth in Section 2.3(a)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Cash Purchase Price” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fee Letter” has the meaning set forth in Section 5.11.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fraud” means a false statement of a material fact with respect to the making of any of the representations and warranties by a Party as set forth in this Agreement or in any other Ancillary Document (a) where the Party making such false statement (i) has actual knowledge (as opposed to constructive knowledge) of the falsity of such statement and that such falsity would constitute a breach of any of the representations and warranties made by the Party as set forth in this Agreement or in any other Ancillary Documents, (ii) makes such false statement with the intent to deceive the Party to whom such false statement is made and (iii) makes such false statement with the intent to induce reliance in the Party to whom such false statement is made, and (b) where the Party to whom such false statement is made (i) justifiably relies on such false statement and (ii) suffers actual damages as a result of such reliance.

“Fundamental Representations” means the representations and warranties contained in Section 3.1(a) (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Authority), Section 4.1 (Authority) and Section 4.3 (Title to Shares).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or that govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any United States or foreign (i) federal, state, local, municipal or other government; (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, the Company and each of its Subsidiaries and each of them, individually, a “Group Company”.

“Group Company Intellectual Property” means any and all Intellectual Property Rights that are owned, purported to be owned, used, held for use or practiced by any Group Company, including all Group Company IP Registrations.

“Group Company Owned Intellectual Property” means any and all Intellectual Property Rights that are owned or purported to be owned by any Group Company.

“Group Company IP Registrations” has the meaning set forth in Section 3.12(a)(ii).

“Guaranteed Obligations” has the meaning set forth in Section 10.20(a).

“Harmful Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or damaging or destroying any data or file without the user’s consent.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax imposed on or determined with reference to gross or net income or profits or other similar Tax (including any franchise Taxes imposed in lieu of any income Tax).

“Indebtedness” means, as of any specific time, without duplication, with respect to the Group Companies: (i) indebtedness for borrowed money (including amounts due and owing under (x) the Credit Agreement and (y) the Premium Financing Arrangements; provided, that for purposes of calculating the Cash Purchase Price with respect to this clause (y), such amount shall be calculated net of the premiums paid with respect to such agreement, but in no event, shall such amount be less than zero); (ii) obligations for the deferred purchase price of assets, property, services or securities (excluding any trade payables and accrued expenses arising in the ordinary course of business of the Group Companies); (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iv) leases treated as finance leases under the Accounting Principles; (v) all reimbursement or other obligations with respect to the letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn; (vi) all breakage costs or fees with respect to any interest rate, currency swap, cap, forward or other similar arrangements designed to provide protection against fluctuations in any price or rate that are terminated at or prior to the Closing; (vii) all obligations and liabilities secured by any Lien (other than Permitted Liens) upon any property or assets of any Group Company; (viii) the aggregate amount (but not less than zero) of the accrued but unpaid Income Taxes of the Group Companies taking into account any applicable Transaction Tax Deduction to the extent not otherwise applied in calculating such accrual; (ix) earned and unpaid corporate executive bonus in an aggregate amount; (x) amounts accrued in respect of settlement obligations for any Actions net of offsetting recoveries reasonably expected to be received in connection with the settlement of such Actions in an amount not to exceed $1,000,000; (xi) amounts required to be contributed by Benihana, Inc., under the Rabbi Trust following Closing pursuant to Section 1(e) of the Rabbi Trust; (xii) all obligations of the type described in clauses (i) through (xi) above of any third-party, in each case, for which any Group Company is responsible or liable as obligor, guarantor or surety; and (xiii) for clauses (i) through (xii) above, all accrued interest, fees, costs, prepayment and other premiums, expenses, reimbursements, indemnities, breakage costs or penalties, if any, in connection with any of the foregoing. Notwithstanding the foregoing, “Indebtedness” shall not include any (1) intercompany obligations; (2) obligations under operating leases that are not required to be treated as finance leases under U.S. GAAP; (3) build to suit lease obligations, (4) unamortized deferred financing costs; (5) undrawn amounts under letters of credit or continuous or delayed draw instruments of credit; (6) obligations under any interest rate, currency or other hedging agreements (other than the breakage costs or fees described in clause (vi)); (7) amounts included as Seller Expenses; (8) amounts otherwise taken into account in the calculation of Net Working Capital; (9) obligations under surety bonds or similar instruments; (10) any gift card liability or other deferred revenue; (11) any obligations or liabilities for or related to Taxes (other than accrued and unpaid Income Taxes); (12) obligations or liabilities pursuant to the Credit Agreement for performance (rather than payment) or other contingent or conditional obligations (e.g., indemnification) not currently due; (13) obligations arising out of or related to items 3, 7 and 8 set forth on Section 3.17(b) of the Disclosure Schedules;  (14) Losses, liabilities or obligations arising out of the W-2 Matter; and (15) any current or future (including both anticipated and unanticipated) obligations, liabilities or accruals for or related to capital expenditures, whether in respect of the Group Companies’ restaurants in Conroe, TX, Temecula, CA, San Mateo, CA and Plantation, FL (such restaurants, the “Development Locations”) or otherwise.

“IT Systems” means all computer systems, servers, network equipment and other computer hardware owned, leased or licensed by any Group Company.

“Intellectual Property Rights” means all right, title, and interests in and to the following: (i) trade names, corporate names, trademarks and service marks, domain names, social media handles, logos, slogans, trade dress, and other source identifiers, and registrations or applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents, utility models and other statutory rights with respect to the protection of inventions, and all applications, divisionals, continuations, continuations-in-part, and reissues for any of the foregoing (collectively, “Patents”); (iii) copyrights and other rights in works of authorship (whether registered or unregistered) and registrations and applications for registration of copyrights (collectively, “Copyrights”); (iv) trade secrets, including know-how, recipes, methods, processes, proprietary systems and methodologies, technical data, customer lists and any other information, in each case, to the extent any of the foregoing derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) rights of attribution and integrity and other moral rights of an author; and (vi) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity and similar rights, in each case whether currently existing or hereafter developed or acquired, arising under statutory law, common law, or by contract, and whether or not perfected, registered or issued, including all applications, disclosures, registrations, issuances, renewals and extensions with respect thereto.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means applicable laws, rules, regulations, codes, ordinances and orders of all Governmental Entities.

“Lease Guarantees” has the meaning set forth in Section 3.17(b).

“Leasehold Improvements” means all buildings, structures and similar improvements located on any Leased Real Property which are owned by any of the Group Companies, regardless of whether title to such buildings, structures or similar improvements are subject to reversion to the landlord or other third-party upon the expiration or termination of the Real Property Lease for such Leased Real Property.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Lien” means any mortgage, deed of trust, pledge, security interest, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, restriction, covenant, right of way, title defect, adverse claim of ownership or use, easement, encroachment or other similar encumbrance of any kind; provided, however, that (a) no license or other rights grant with respect to any Intellectual Property Rights shall, in and of itself, be deemed a “Lien” hereunder and (b) Liens securing the obligations of the Group Companies under the Credit Agreement and related agreements shall not be deemed a “Lien” hereunder.

“Losses” means any and all losses, liabilities, costs, expenses, claims, suits, Actions, damages, deficiencies, Taxes, interest, awards, judgments, penalties or fines.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Supplier” has the meaning set forth in Section 3.19.

“Measuring Time” means 12:01 a.m., New York City time, on the Closing Date.

“Net Working Capital” means (i) the aggregate value of those current assets of the Group Companies, on a consolidated basis, as of the Measuring Time that are included in the line item categories of current assets specifically identified in the Statement of Net Working Capital, less (ii) the aggregate value of (A) those current liabilities of the Group Companies, on a consolidated basis, as of the Measuring Time that are included in the line item categories of current liabilities specifically identified in the Statement of Net Working Capital and (B) all self-insurance claim liabilities, including current and non-current incurred but not reported claims, net of recoveries from third-party insurers, as determined by the Company’s actuarial service provided as of the Closing Date, in each case, determined on a consolidated basis without duplication as of the Measuring Time and calculated in accordance with the Accounting Principles (including with respect to establishing levels of reserves). Notwithstanding the foregoing, “Net Working Capital” shall exclude any amounts related to (1) any and all Income Tax assets and liabilities and any and all deferred tax assets and liabilities established for financial accounting purposes to reflect timing differences between book and tax income and loss; (2) Cash and Cash Equivalents; (3) any intercompany payables or receivables, (4) Indebtedness (including accrued interest); (5) Seller Expenses; (6) RESERVED; (7) any and all current assets and current liabilities associated with the adoption of ASC 842; (8) earned and unpaid corporate executive bonus; (9) amounts accrued for potential or actual settlements or judgments in respect of any Actions; (10) any amounts related to insurance premium finance arrangements; or (11) Losses, liabilities or obligations arising out of the W-2 Matter. In determining whether any specific account or sub-account on the balance sheet is included or excluded from Net Working Capital, treatment will be consistent with the Statement of Net Working Capital.

“Net Working Capital Adjustment” means the amount equal to (i) the Net Working Capital; minus (ii) the Target Net Working Capital.

“New Plans” has the meaning set forth in Section 6.9(b).

“Non-Party Affiliates” has the meaning set forth in Section 10.18.

“Outside Date” has the meaning set forth in Section 9.1(d).

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent and Buyer Fundamental Representations” means the representations and warranties contained in Section 5.1(a) (Organization), and Section 5.3 (Authority).

“Parent Group Companies” means, collectively, Parent and each of its Subsidiaries and each of them, individually, a “Parent Group Company”.

“Parent Preferred Stock” means the preferred stock, par value $0.0001, of Parent.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Payoff Letters” means customary payoff letters from the Persons to whom any indebtedness for borrowed money with respect to the Group Companies is owed, signed by such

Persons, setting forth, among other things, (i) the amount required to pay off in full at the Closing all indebtedness for borrowed money owed to such Person, (ii) wire transfer instructions for the payment of such amount, (iii) a release of all Liens, if any, which such Person may hold on any member of the Group Companies or any of the assets of such parties, effective upon receipt of the payoff amount set forth therein (for purposes of this clause (iii), “Liens” shall include liens and encumbrances securing the Credit Agreement) and (iv) if applicable, provisions allowing Buyer to (x) backstop or cash collateralize any letters of credit provided in connection with such indebtedness at Closing or (y) otherwise make arrangements at Closing satisfactory to Buyer with respect to any such letters of credit.

“Permits” has the meaning set forth in Section 3.11.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business of the Group Companies for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings that are reflected as a liability in the Financial Statements; (ii) Liens for Taxes (A) not delinquent as of the Closing Date or (B) that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established and are reflected as a liability in the Financial Statements for periods ending on or before the date of the Latest Balance Sheet and in the Group Companies’ financial statements consistent with past practice since the date of the Latest Balance Sheet Date; (iii) Liens on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with Group Companies’ present uses or occupancy of such real property; (iv) Liens granted to any lender at the Closing in connection with any financing by Buyer or its Affiliates of the transactions contemplated hereby; (v) zoning, building codes and other land use regulations imposed by Governmental Entities having jurisdiction over the real property regulating the use or occupancy of real property or the activities conducted thereon; (vi) Liens described in Schedule 1.1(c) attached hereto; (vii) any right, interest, Lien or title of a licensor, sublicensor, lessor or sublessor under any license, sublicense, lease, sublease or other similar agreement or in the property being leased or licensed not created or granted by any of the Group Companies; (viii) purchase money Liens and Liens securing rental payments under lease arrangements; (ix) other Liens which do not materially impair the use, value or marketability of the underlying asset; (x) with respect to the Leased Real Property, (1) the terms, conditions, and provisions of the Real Property Leases; (2) any Lien or other matter affecting title to the fee estate underlying such Leased Real Property; (3) Liens in favor of lessors, sublessors or licensors under the Real Property Leases or encumbering the interests of such lessors, sublessors or licensors (or holder of superior interests); (4) any right, title or interest of a lessor, sublessor or licensor under any of the Real Property Leases; and (5) all matters that may be shown on any title commitments and title policies, and any matter that would be reflected on a current, accurate ALTA/NSPS survey or physical inspection of any parcel of Leased Real Property; (xi) those Liens reflected in, reserved against or otherwise disclosed on the Financial Statements; (xii) all Liens created by, arising under, or existing as a result of, any Law; (xiii) all rights reserved to or vested in any Governmental Entity to control or regulate any asset or property in any manner and all Laws applicable to assets or properties; (xiv) easements, covenants, conditions, restrictions, charges, claims, rights of way, encroachments, defects or other minor imperfections of title and other similar restrictions whether or not of record; (xv) nonexclusive licenses of Intellectual Property Rights in the ordinary course of business; and (xvi) Liens that have been placed by any developer, landlord or other third-party on property over which a Group Company has an easement, lease or license rights.

“Personal Information” means, in addition to any definition provided by a Group Company for any similar term (e.g., “personally identifiable information,” “personal data” or “PII”) in any Group Company privacy policy or other internal or public-facing statement, all information regarding or capable of being associated with any individual or device, including: (i) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, and marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate any individual or device; (ii) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed); and (iii) Internet Protocol addresses or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Pre-Closing Tax Period” means a taxable period ending on or before the Closing Date.

“Preferred Stock Commitment Letter” has the meaning set forth in Section 5.11.

“Preferred Stock Financing” has the meaning set forth in Section 5.11.

“Preferred Stock Financing Sources” means the Persons that have committed to provide or arrange the Preferred Stock Financing in connection with the transactions contemplated hereby, together with their respective Affiliates and the respective officers, directors, employees, attorneys, agents, representatives and permitted successors and assigns of each of such Person or Affiliate.

“Premium Financing Arrangements” means (a) that certain Premium Finance Agreement Promissory Note, dated as of September 1, 2023, made by Benihana, Inc. for the benefit of AFCO Credit Corporation, (b) that certain Premium Finance Agreement Promissory Note, dated as of October 9, 2023, made by Benihana, Inc. for the benefit of AFCO Credit Corporation, and (c) that certain Premium Finance Agreement, dated as of August 14, 2023, made by Benihana, Inc. for the benefit of AFCO Credit Corporation.

“Privacy Policies” has the meaning set forth in Section 3.12(b)(iii).

“Process” or “Processing” means, with respect to Personal Information, the use, collection, access, storage, recording, organization, adaption, alteration, transfer, retrieval, disclosure, dissemination or combination of such Personal Information.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.3(b)(i).

“Protected Communications” has the meaning set forth in Section 10.17(b).

“R&W Insurance Costs” has the meaning set forth in Section 10.4.

“R&W Insurance Policy” means collectively (i) the buyer-side representations and warranties insurance policy issued by Liberty Surplus Insurance Corporation to Buyer and (ii) the excess liability insurance policy issued by Arch Reinsurance Ltd. to Buyer, attached hereto as Exhibit B-1 and Exhibit B-2, respectively.

“Rabbi Trust” means the Benihana, Inc. Executive Retirement Savings Plan Trust Agreement, dated April 27, 2010.

“Real Property Lease” means all leases, subleases, licenses, concessions and other agreements pursuant to which any Group Company holds any Leased Real Property.

“Regulatory Approvals” has the meaning set forth in Section 6.4(a).

“Related Party” has the meaning set forth in Section 3.18.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means any actual: (a) unauthorized or unlawful access to, or unauthorized alteration, destruction, disclosure, loss, Processing, or use of, Personal Information and any Group Company’s confidential information; (b) unauthorized use of, or unauthorized access to IT Systems; or (c) inability to Process Personal Information and Group Company’s confidential information, or access or use IT Systems due to Harmful Code, ransomware, or any malicious attack, exfiltration, or exploit of such Personal Information and any Group Company’s confidential information, or IT Systems.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Counsel” has the meaning set forth in Section 10.17.

“Seller Expenses” means, without duplication, the collective amount payable by the Group Companies for all out-of-pocket costs and expenses that are incurred in connection with the transactions contemplated by this Agreement, in each case, solely to the extent required to be paid or reimbursed by any of the Group Companies, including (i) the amount of any investment banking, accounting, attorney or other professional fees, including the fees and expenses of Seller Counsel (as defined in Section 10.17) and Piper Sandler & Co.; (ii) the amount of any “single-trigger” change of control payments or similar amounts payable by the Group Companies that are not paid by a Group Company at or prior to Closing or included as an accrual in the computation of Net Working Capital or Indebtedness and payable solely as a result of the consummation of the transactions contemplated herein (but excluding any “double trigger” payments or any amount payable as a result of any actions taken by Parent, Buyer or a Group Company on or after the Closing); (iii) the amount of all sale, “stay-around,” retention, change of control or similar bonuses or payments payable to current or former employees, directors or consultants of any Group Company that are not paid by a Group Company at or prior to Closing or included as an accrual in the computation of Net Working Capital or Indebtedness and payable solely as a result of the consummation of the transactions contemplated herein (but excluding any “double trigger” payments or any amount payable as a result of any actions taken by Parent, Buyer or a Group Company on or after the Closing); and (iv) the employer portion of any payroll taxes due in connection with the payments described in clauses (ii) and (iii); provided, that “Seller Expenses” shall not include (1) any amount that is included in the calculation of Indebtedness, Cash and Cash Equivalents or Net Working Capital; (2) 50% of any filing fees (if any) under the HSR Act and all non-U.S. Laws similar to the HSR Act; (3) 50% of Transfer Taxes and fees referenced in Section 6.13; (4) 50% of the policy premium with respect to the Tail Policy referenced in Section 6.7(b); (5) 50% of any fees or expenses of the Escrow Agent in connection with the Escrow Agreement; or (6) Losses, liabilities or obligations arising out of the W-2 Matter.

“Seller Released Claims” has the meaning set forth in Section 6.17.

“Seller Released Parties” has the meaning set forth in Section 6.17.

“Seller Tax Refund” has the meaning set forth in Section 6.11(b).

“Shares” has the meaning set forth in the recitals to this Agreement.

“SNDAs” means all subordination, nondisturbance, and/or attornment agreements for each Real Property Lease, to the extent in existence (including all amendments and modifications with respect thereto).

“Software” means all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations of data, including all data and collections of data, whether machine readable or otherwise; and (iii) documentation, including user manuals and other training documentation, descriptions, flow-charts, specifications, schema, and architecture related to any of the foregoing.

“Statement of Net Working Capital” means the statement of Net Working Capital determined as of January 28, 2024, and attached as Exhibit A hereto.

“Straddle Period” means a taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation)

if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tail Policy” has the meaning set forth in Section 6.7(b).

“Target Net Working Capital” means negative $30,821,000.

“Tax” means any federal, state, local or foreign income gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge of any kind whatsoever in the nature of a tax, including escheat and unclaimed property (including any amounts resulting from the failure to file any Tax Return), including any interest, penalties or additions to tax in respect of the foregoing.

“Tax Claim” has the meaning set forth in Section 6.11(d)(i).

“Tax Return” means any return, declaration, report, election, disclosure, claim for refund or information return or statement relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment or supplement thereof.

“Transaction Financing” has the meaning set forth in Section 5.11.

“Transaction Financing Sources” has the meaning set forth in Section 6.16(a).

“Transaction Tax Deductions” means, to the extent deductible by the Group Companies as determined pursuant to Section 6.11, for Income Tax purposes, without duplication, the aggregate amount of: (i) the Seller Expenses; (ii) all success-based fees of professionals (including investment bankers and other consultants and advisors) paid by or on behalf of any Group Company in connection with this Agreement to the extent that such amounts are paid prior to Closing or otherwise are taken into account in the computation of Net Working Capital or Indebtedness; (iii) the capitalized financing costs and expenses and any prepayment premium resulting from the satisfaction at the Closing of Closing Date Indebtedness; and (iv) all sale, “stay-around,” retention, change of control or similar bonuses or payments payable to current or former employees, directors or consultants of any Group Company contingent upon the Closing, together with the employer portion of any payroll taxes imposed with respect to the foregoing, in each case either paid by a Group Company at or prior to Closing or included as an accrual in the computation of Net Working Capital, Indebtedness or Unpaid Seller Expenses.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all sales (including bulk sales), use, value added, transfer, conveyance, stamp, registration, documentary, excise, real property transfer, recording, license or similar Taxes and fees imposed by any Governmental Entity arising out of or in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unpaid Seller Expenses” means the amount of Seller Expenses incurred and unpaid as of immediately prior to the Closing.

“U.S. GAAP” means accounting principles generally accepted in the United States of America; provided, that in the case of the 2022 Audited Financial Statements, “U.S. GAAP” shall disregard the adoption of ASC 842.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.

“Willful Breach” means, with respect to a Party, a material breach by such Party that is a consequence of an act or omission knowingly undertaken or knowingly omitted by such Party with the actual knowledge that such act or omission would cause a material breach of this Agreement.

“W-2 Indemnity Escrow Account” has the meaning set forth in Section 2.3(a)(ii).

“W-2 Indemnity Escrow Amount” has the meaning set forth in Section 2.3(a)(ii).

“W-2 Indemnity Escrow Funds” means, at any time, the portion of the W-2 Indemnity Escrow Amount then remaining in the W-2 Indemnity Escrow Account plus all interest and income then held in the W-2 Indemnity Escrow Account.

“W-2 Matter” means the facts and circumstances underlying the civil penalty notice from IRS, dated February 12, 2024, addressed to Benihana National Corp. and Benihana of Tokyo.

Article 2
CLOSING; PURCHASE
Section 2.1Closing of the Transaction. The consummation of the sale, assignment, transfer and delivery by Seller to Buyer, and the purchase by Buyer from Seller, of all of the Shares as contemplated hereby (the “Closing”) shall take place at 10:00 a.m., New York City time, no later than the third (3rd) Business Day after satisfaction (or waiver) of the conditions set forth in Article 7 (not including conditions which by their terms may only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction (or waiver by the Party entitled to waive) of such conditions at the Closing or on the Closing Date), remotely via the electronic exchange of documents and signatures, unless another time, date or place is agreed to in writing by the Parties. The “Closing Date” shall be the date on which the Closing is consummated.
Section 2.2Share Purchase. At the Closing, subject to the terms and conditions set forth herein, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer and deliver to Buyer, all of the Shares, free and clear of all Liens, other than Liens arising under applicable state and federal securities Laws, and any transfer restrictions as may be set forth in the Company’s Governing Documents. Subject to the terms and conditions set forth herein, the purchase price to be paid or issued by or on behalf of Buyer to Seller as consideration for all of the Shares shall consist of the Cash Purchase Price.

Section 2.3Cash Purchase Price.
(a)Estimated Cash Purchase Price. No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement (the “Estimated Closing Statement”), prepared in accordance with Section 2.3(d), setting forth the Company’s good-faith estimate of the Cash Purchase Price (the “Estimated Cash Purchase Price”) pursuant to which the Company shall use, for purposes of calculation of such estimate, the Base Cash Consideration, and Seller’s good-faith estimates reasonably calculated to reflect the actual amounts of the following: (i) Closing Date Indebtedness; (ii) Unpaid Seller Expenses; (iii) Cash and Cash Equivalents; and (iv) the Net Working Capital Adjustment. Prior to the Closing, Buyer shall have the right to review and provide feedback to the Seller with respect to the Estimated Closing Statement and the Seller will reasonably consider such feedback and, to the extent Seller agrees with such feedback, modify the Estimated Closing Statement accordingly.  Prior to the Closing, Buyer may ask questions of Seller (and Seller shall provide answers or cause to be delivered to Buyer answers promptly after receipt of Buyer’s questions) regarding the Estimated Closing Statement and calculation of Estimated Cash Purchase Price including with regard to calculation methodology and judgments utilized in the preparation thereof. At Buyer’s request, Seller shall provide or cause to be delivered to Buyer reasonable supporting documentations that are under control of Seller or the Group Companies that reasonably relate to the Estimated Closing Statement and calculation of Estimated Cash Purchase Price. Notwithstanding anything to the contrary herein, in no event shall any rights granted to Buyer in this Section 2.3(a) with respect to information or supporting documentation be applied to defer or delay the Closing other than in the event of Seller’s Willful Breach of this Section 2.3(a) with respect to information or supporting documentation in Seller’s possession. At the Closing, Buyer shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, the following:
(i)$2,000,000 of cash (such amount, the “Adjustment Escrow Amount”) shall be deposited into an adjustment escrow account (the “Adjustment Escrow Account”), which shall be established pursuant to an escrow agreement substantially in the form of Exhibit C attached hereto (the “Escrow Agreement”), which Escrow Agreement shall be entered into on the Closing Date among Seller, Buyer and U.S. Bank, N.A. (the “Escrow Agent”);
(ii)$951,720 of cash (such amount, the “W-2 Indemnity Escrow Amount”) shall be deposited into an indemnity escrow account (the “W-2 Indemnity Escrow Account”), which shall be established pursuant to the Escrow Agreement;
(iii)an amount shall be paid to Seller (into one or more accounts designated by Seller) equal to the Estimated Cash Purchase Price, minus the Adjustment Escrow Amount, minus the W-2 Indemnity Escrow Amount minus 50% of the R&W Insurance Costs;
(iv)an amount shall be paid in respect of the Unpaid Seller Expenses in the amounts set forth on the Estimated Closing Statement delivered hereunder and pursuant to wire instructions provided to Buyer by Seller prior to the Closing;
(v)an amount shall be paid in respect of the Closing Date Indebtedness, solely to the extent a Payoff Letter is delivered in connection therewith, to the accounts and in the amounts set forth in the applicable Payoff Letter; and

(vi)the R&W Insurance Costs, to the extent unpaid at such time, to the account of the Persons to which the R&W Insurance Costs are owed pursuant to an invoice and wire instructions provided by such Persons to Buyer, copies of which were forwarded to Seller by Buyer prior to the Closing.
(b)Determination of Final Cash Purchase Price.
(i)As soon as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller proposed good-faith estimates of (A) the Net Working Capital, (B) Cash and Cash Equivalents, (C) Closing Date Indebtedness, (D) Unpaid Seller Expenses and (E) the Cash Purchase Price based thereon (collectively, the “Proposed Closing Date Calculations”), and setting forth in reasonable detail the basis for any deviation from the Estimated Closing Statement.
(ii)(A) If Seller does not give written notice of any dispute (a “Cash Purchase Price Dispute Notice”) to Buyer within forty-five (45) days of receiving the Proposed Closing Date Calculations, Seller agrees that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Seller Expenses and Cash Purchase Price, in each case, for purposes of determining the Actual Adjustment. Prior to the end of such forty-five (45)-day period, Seller may (i) ask questions of Buyer (and Buyer shall provide answers or cause to be delivered to Seller answers promptly after receipt of Seller’s questions) regarding the Proposed Closing Date Calculations including with regard to calculation methodology and judgments utilized in the preparation thereof, and (ii) request for review (and Buyer shall provide or cause to be delivered to Seller promptly after receipt of Seller’s request) all materials that are under control of Buyer or the Group Companies that reasonably relate to the Proposed Closing Date Calculations and then either accept the Proposed Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Cash Purchase Price will be finally determined when such notice is given, or deliver a Cash Purchase Price Dispute Notice. To the extent Seller makes any request for materials or asks any questions, such forty-five (45)-day period for Seller review shall be tolled until Buyer provides substantive response to all requests for materials and questions. If Seller delivers a Cash Purchase Price Dispute Notice to Buyer within such forty-five (45)-day period (as it may be extended in accordance herewith), Buyer and Seller shall use commercially reasonable efforts to resolve the dispute during the thirty (30)-day period commencing on the date Buyer receives the Cash Purchase Price Dispute Notice from Seller. Any item set forth in the Proposed Closing Date Calculations and not objected to in the Cash Purchase Price Dispute Notice shall be final and binding on the Parties. If Seller and Buyer do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted immediately to the dispute resolution group of Marcum LLP, or if it refuses such submission, the dispute resolution group of a nationally recognized, independent accounting firm reasonably agreed upon by Buyer and Seller (such accounting firm, the “Accounting Firm”), the determination of such accounting firm being conclusive and binding on the Parties and shall not be subject to court review or otherwise appealable. The Accounting Firm shall be instructed, and Buyer and Seller shall (and Buyer shall cause the Group Companies to) use commercially reasonable efforts to cause the Accounting Firm, to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. In a potential dispute resolution procedure pursuant to this Section 2.3(b), all prior discussions related thereto shall, unless otherwise agreed by Seller and Buyer, be governed by Rule 408 of the Federal Rules of Evidence and no Party may discuss, use or rely upon the other Party’s conduct or statements during such dispute resolution or in any communication with the Accounting Firm. In connection with the dispute resolution procedures set forth in this Section 2.3(b), Buyer and Seller agree to execute, if requested by the Accounting Firm, an engagement letter in customary form that is reasonably satisfactory to each of Buyer and Seller; provided, that, in the event that either Buyer or Seller refuses to execute such an engagement letter or otherwise fails to cooperate with the other Party and the Accounting Firm in accordance with the dispute resolution procedures set forth in this Section 2.3(b) (as reasonably determined by the other Party), the other Party shall be permitted to unilaterally engage the Accounting Firm to render a determination of the applicable dispute in accordance with the procedures set forth in this Section 2.3(b) and the Accounting Firm shall be permitted to rely on any such unilateral engagement to the same extent as if the Accounting Firm were mutually engaged by Buyer and Seller, and Buyer and Seller agree that in the event of any such engagement, absent manifest arithmetical error, the determination of the Accounting Firm with respect to such dispute shall be conclusive and binding on the Parties and shall not be subject to court review or otherwise appealable.
(iii)Within fifteen (15) days after the engagement of the Accounting Firm, Seller and Buyer shall present their respective positions with respect to the items set forth in the Cash Purchase Price Dispute Notice that remain in dispute in the form of a written report, a copy of which shall be delivered to the other Party, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided, that, at the Accounting Firm’s request, or as mutually agreed by Seller and Buyer, Seller and Buyer may meet with the Accounting Firm so long as representatives of both Seller and Buyer are present. The Accounting Firm’s determination shall be instructed to be based solely on the written reports submitted to the Accounting Firm by Seller and Buyer and oral submissions by Seller and Buyer at meetings held in compliance with the prior sentence (i.e., not on independent review) and on the definitions and other terms included herein; provided, that, in resolving a disputed item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item or less than the smallest value for such item, in each case, claimed by Buyer or Seller in the written reports presented to the Accounting Firm. Absent manifest arithmetical error, the Accounting Firm’s decision with respect to the matters in dispute shall be final and binding on the Parties and shall not be subject to court review or otherwise appealable.
(iv)The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Seller and Buyer, and any associated engagement fees shall be initially borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer; provided, that such fees shall ultimately be borne as set forth below. All other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. The fees and disbursements of the Accounting Firm shall ultimately be allocated between Seller and Buyer in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section

2.3(b) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Seller Expenses and Cash Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).
(v)Buyer shall, and shall cause the Group Companies to, make their financial records, the Group Companies’ books and records and the working papers of Buyer’s accountants prepared in connection with preparation of the Proposed Closing Date Calculations available to Seller and its accountants and other representatives (and Seller and its accountants and other representatives shall be permitted to make copies as they see reasonably necessary) at reasonable times at any time during the review by Seller of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations. At the request of Seller, the Company shall permit any Person who is employed by the Group Companies or their Affiliates after the Closing to advise and/or assist Seller in its review of the Proposed Closing Date Calculations and any objections or disputes with respect thereto.
(vi)The Parties agree that the procedures set forth in this Section 2.3(b) for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit any Party from instituting litigation to enforce any decision by the Accounting Firm with respect to matters in dispute pursuant to this Section 2.3(b), or to compel any Party to submit any dispute arising in connection with this Section 2.3(b) to the Accounting Firm pursuant to and in accordance with the terms and conditions of this Section 2.3(b), in any court or other tribunal of competent jurisdiction in accordance with Section 10.15. It is the intent of the Parties to have any final determination of disputes with respect to the Proposed Closing Date Calculations by the Accounting Firm proceed in an expeditious manner; provided, that any deadline or time period contained herein may be extended or modified by the written agreement of Buyer and Seller, and Buyer and Seller agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.3(b).
(c)Adjustment to Estimated Cash Purchase Price.
(i)If the Actual Adjustment is a positive amount, then within three (3) Business Days after the date on which the Cash Purchase Price is finally determined pursuant to this Section 2.3, Buyer shall, or shall cause a Group Company to, pay to Seller an aggregate amount equal to the lesser of (A) such positive amount and (B) an amount equal to the then-remaining Adjustment Escrow Funds, by wire transfer or delivery of immediately available funds. For the avoidance of doubt, the foregoing obligation of Buyer in respect of a positive Actual Adjustment (and Buyer’s obligations under Section 2.3(c)(iii)) shall be the sole and exclusive remedy available to Seller for any positive Actual Adjustment, and Buyer shall not have any other liabilities or obligations under this Agreement for any positive Actual Adjustment in excess of an amount equal to the then-remaining Adjustment Escrow Funds.
(ii)If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Cash Purchase Price is finally determined pursuant to this Section 2.3, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer from the Adjustment Escrow Account an amount equal to the absolute value of such negative amount (provided, that if the absolute value of such negative amount is greater than the then-remaining Adjustment Escrow Funds, then such joint written instructions will instruct the Escrow Agent to deliver to Buyer the then-remaining Adjustment Escrow Funds). For the avoidance of doubt, recovery from the Adjustment Escrow Account shall be the sole and exclusive remedy available to Buyer and its Affiliates for any negative Actual Adjustment, and Seller shall not have any liability or obligation under this Section 2.3 or otherwise for the absolute value of any negative Actual Adjustment in excess of the then-remaining Adjustment Escrow Funds.
(iii)Within three (3) Business Days after the date on which the Cash Purchase Price is finally determined pursuant to this Section 2.3 (and concurrent with the payments made or the instructions delivered pursuant to Section 2.3(c)(i) or 2.3(c)(ii), as applicable), Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller any Adjustment Escrow Funds not distributed to Buyer pursuant to Section 2.3(c)(ii).
(iv)Any amounts that become payable pursuant to this Section 2.3(c) will constitute an adjustment to the Cash Purchase Price for all purposes.
(d)Net Working Capital Principles. The Estimated Closing Statement, the Proposed Closing Date Calculations, the Actual Adjustment and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with the Accounting Principles except that such statements, calculations and determinations shall (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) be based information available to the Parties as of the date on which Buyer delivers the Proposed Closing Date Calculations to Seller; and (iii) be calculated in the ordinary course of business of the Group Companies, consistent with the methodologies utilized by the Company in its preparation of a year-end balance sheet.
Section 2.4Withholding Rights. Buyer and the Company shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such amounts as they are required to deduct or withhold with respect to the making of such payment under any applicable Tax Law. If Buyer or the Company, as applicable, determines that any deduction or withholding is required under any applicable Tax Law, Buyer or the Company, as applicable, shall (a) promptly after such determination (but in no event less than three (3) Business Days prior to the date of such payment), notify Seller of any such deduction or withholding (including the amount of and reason for withholding), based on the Tax forms provided to it as of such time (other than backup withholding or withhold of employment Taxes), (b) consult with Seller in good faith to determine whether such deduction or withholding is required under any applicable Tax Law, and (c) cooperate in good faith with Seller to minimize the amount of any applicable deduction or withholding (including providing reasonable opportunity for Seller to provide necessary Tax forms, prior to deducting or withholding any such amounts). Amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Buyer or the Company, as the case may be, made such deduction or withholding.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules accompanying this Agreement (the “Disclosure Schedules”), the Company and Seller represent and warrant to Buyer as of the date hereof and as of the Closing as follows:

Section 3.1Organization and Qualification.
(a)The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company is duly organized, validly existing and in good standing (or the equivalent thereof) (if applicable) under the Laws of its respective jurisdiction of formation, except for such failures that would not, individually or in the aggregate, be material to the Group Companies, taken as a whole. Each Group Company has the requisite corporate (or the equivalent thereof) power and authority to own, lease and operate its assets and properties and to carry on its businesses in which it is engaged, except for such failures that would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.
(b)Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.
Section 3.2Capitalization.
(a)The name, state of organization, and authorized and outstanding capital of each Group Company, and the owners of such outstanding capital, is set forth on Section 3.2(a) of the Disclosure Schedules. The authorized capital stock of the Company consists of one thousand (1,000) shares of common stock $0.01 per share par value, of which two hundred (200) shares of common stock are issued and outstanding. All of the issued and outstanding equity securities of the Group Companies are duly authorized, validly issued, fully paid and nonassessable and have not been issued (i) in violation of any agreement, arrangement, or commitment to which Seller or the Company is a party or is subject to or (ii) in violation of any preemptive rights, rights of first refusal or similar rights or applicable Laws.
(b)All of the issued and outstanding shares of capital stock of the Company are held by Seller and are owned directly by Seller free and clear of all Liens, other than transfer restrictions arising under applicable state and federal securities Laws or as may be set forth in the Company’s Governing Documents, and are not subject to any preemptive right or right of first refusal created by statute, the articles of incorporation or bylaws or other equivalent organizational documents, as applicable, of the Company or any contract to which the Company is a party or by which it is bound.

(c)All of the issued and outstanding shares of capital stock or limited liability interests of the Company’s Subsidiaries are held directly or indirectly by the Company and are owned directly or indirectly by the Company free and clear of all Liens, other than transfer restrictions arising under applicable state and federal securities Laws or as may be set forth in the Governing Documents of the applicable Subsidiary of the Company, and are not subject to any preemptive right or right of first refusal created by statute, the articles of incorporation or bylaws or other equivalent Governing Documents, as applicable, of the Subsidiaries of the Company or any contract to which any of the Subsidiaries of the Company is a party or by which it is bound.
(d)There are no other equity or voting securities or interests authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, restricted stock units, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts or other rights (including any preemptive rights) or other contracts or commitments that would require any of the Group Companies to issue, sell or otherwise cause to become outstanding any of its capital stock or any other analogous rights, interests or any other arrangements, commitments or agreements of any character relating to dividend rights or to the sale, issuance, transfer, delivery or sale or the acquisition, repurchase or redemption of shares of capital stock or voting of, or the granting of rights to acquire, any equity securities of, or voting interest in, any of the Group Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity securities of any of the Group Companies.
(e)There are no equity appreciation, phantom equity, profit participation or other similar rights in respect of capital stock, or other equity interests in, of the Group Companies.
(f)None of the Group Companies is a party to, and there are no, voting trusts, proxies, rights of first refusal, rights of first offer or other agreements or understandings or Liens, other than Liens arising under applicable state and federal securities Laws, with respect to any shares of capital stock of, or other equity or voting interests in, any of the Group Companies, that will survive the Closing Date.
(g)None of the Group Companies has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Group Companies on any matter. There are no contracts, arrangements or understandings to which any of the Group Companies is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, any of the Group Companies or (y) vote or dispose of any shares of capital stock of, or other equity or voting interest in, any of the Group Companies.
(h)Except as set forth on Section 3.2(h) of the Disclosure Schedules, no Group Company owns, directly or indirectly, any equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity, voting or similar interest in, any Person (other than another Group Company).
Section 3.3Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which the Company is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which the Company is or will be a party and the performance by the Company of its obligations hereunder and thereunder have been (and the Ancillary Documents to which the Company is or will be a party will be at or prior to the Closing) duly authorized by all necessary corporate action on the part of the Company and no other proceeding (including by its equityholders) on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement and each of the Ancillary Documents to which the Company is or will be a party or to consummate the transactions contemplated hereby or thereby. No vote of the Company’s equityholders is required to approve this Agreement (and the Ancillary Documents to which the Company is or will be a party) or for the Company to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Documents to which the Company is or will be a party will be at or prior to the Closing) duly executed and delivered by the Company and constitutes (or will constitute when executed) a valid, legal and binding agreement of the Company (assuming that this Agreement has been, and the Ancillary Documents to which the Company is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Company in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought (clauses (i) and (ii), collectively, the “Enforceability Exception”).

Section 3.4Financial Statements.
(a)Attached hereto as Section 3.4(a) of the Disclosure Schedules are the following financial statements (such financial statements, the “Financial Statements”): (i) the audited consolidated balance sheet of the Group Companies for the fiscal year ended on March 26, 2023 (the “Balance Sheet”), and the related statement of operations, statement of stockholder’s equity and statement of cash flows, including the notes related thereto (such financial statements with respect to the 2023 fiscal year, the “2023 Audited Financial Statements”); (ii) the audited consolidated balance sheet of the Group Companies for the fiscal year ended on March 27, 2022, and the related statement of operations, statement of stockholder’s equity and statement of cash flows, including the notes related thereto (such financial statement with respect to the 2022 fiscal year, the “2022 Audited Financial Statements”, together with the 2023 Audited Financial Statements, the “Audited Financial Statements”); and (iii) the unaudited consolidated balance sheets of the Group Companies for the period of eleven fiscal periods ended on January 29, 2023 and January 28, 2024 (the latter, the “Latest Balance Sheet”), and the related unaudited statements of income and cash flows of the Group Companies for such periods.
(b)Except as set forth on Section 3.4(b) of the Disclosure Schedules, the Financial Statements (i) have been prepared from the books and records of the Group Companies and in accordance with U.S. GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of notes required by U.S. GAAP and normal and recurring year-end adjustments (none of which, individually or in the aggregate, are material), and (ii) fairly present, in all material respects, the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods therein referred to (subject, in the case of unaudited Financial Statements, to the absence of notes required by U.S. GAAP and normal and recurring year-end adjustments).
(c)Except as and to the extent reflected on the Latest Balance Sheet or Section 3.4(c) of the Disclosure Schedules, no Group Company has any material liabilities that are of a nature required to be set forth on a consolidated balance sheet of the Group Companies in accordance with U.S. GAAP, other than liabilities (i) that have arisen after the date of the Latest Balance Sheet in the ordinary course of business of the Group Companies; (ii) that are executory under the terms of any contract entered into in the ordinary course of business of the Group Companies or otherwise discharged or paid in full in the ordinary course of business of the Group Companies; (iii) that are incurred in connection with this Agreement, the transactions contemplated by this Agreement, or any matters set forth in the Disclosure Schedules; (iv) that constitute Indebtedness; and (v) incurred in connection with any action taken by Seller, any Group Company or their respective Affiliates that are contemplated, permitted or required under Section 6.1 or at Buyer’s request or with Buyer’s consent, or the failure to take any action by Seller, any Group Company or their respective Affiliates if that action is prohibited by Section 6.1 and Buyer either did not consent to such action or withheld, delayed or conditioned its consent.
(d)The Group Companies (i) maintain financial books and records that are accurate in all material respects and accurately reflect all material dealings and transactions in respect of the business, revenues, expenses, assets, liabilities and affairs of the Group Companies; and (ii) have established and maintains a system of internal controls over financial reporting designed to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (B) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.
(e)For the past three (3) years, no Group Company has, nor, to the Company’s knowledge, has any current or former employee of any Group Company, identified or been made aware of any fraud that involves any Group Company’s management or other current or former employee of any Group Company who have a role in the preparation of financial statements or the internal accounting controls utilized by any of the Group Companies, or any fraud claim or allegation regarding any of the foregoing.
(f)The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Group Companies involving the sale of goods or the rendering of services in the ordinary course of business; (ii) constitute only valid, undisputed claims of the Group Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business; and (iii) subject to a reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Group Companies, except as set forth in Section 3.4(f) of the Disclosure Schedule, as of March 25, 2024, were collectible in full within 180 days after billing. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Group Companies, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
(g)All inventory of the Group Companies, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, reasonably expected to be obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.  All such inventory is owned by the Group Companies free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis.  The quantities of each item of inventory (whether raw materials, work-in- process or finished goods) are not excessive, but are reasonable in the present circumstances of the Group Companies.
(h)All accounts payable of the Group Companies reflected on the Latest Balance Sheet and the accounts payable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Group Companies involving the purchase of goods or services in the ordinary course of business consistent with past practice; and (ii) except as set forth in Section 3.4(h) of the Disclosure Schedules, as of March 25, 2024, were not aged over 90 days.
(i)All bank accounts of the Company Group have been reconciled to the Latest Balance Sheet and any unreconciled differences have been identified for recording.
Section 3.5Consents and Approvals; No Violations.
(a)Assuming the truth and accuracy of the representations and warranties set forth in Section 5.5, no notices to, filings with or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for (i) notices, filings, authorizations, consents or approvals as may be required under the HSR Act (or any similar non-U.S. Laws); (ii) those that may be required solely by reason of Buyer’s (as opposed to any other third-party’s) participation in the transactions contemplated hereby or thereby; (iii) those the failure of which to obtain or make would not reasonably be expected to have a Company Material Adverse Effect; (iv) compliance with and filings under any liquor Laws that require notice to or consent of a liquor Governmental Entity due to a change in ownership in connection with any and all Permits that pertain to the purchase, sale, and service of liquor; and (v) applicable requirements, if any, of applicable state and federal securities Laws.
(b)Neither the execution, delivery and performance by the Company of this Agreement nor the execution, delivery and performance by the Group Companies of the Ancillary Documents to which each Group Company is or will be a party nor the consummation by the Group Companies of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of such Group Company’s Governing Documents; (ii) except as set forth on Section 3.5 of the Disclosure Schedules, result in a violation or breach of, conflict with or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, modification, cancellation, amendment or acceleration or result in the loss of a material benefit or right under, any Material Contract, Real Property Lease or Permit; (iii) violate any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity having jurisdiction over the Group Companies; (iv) except as contemplated by this Agreement or with respect to Permitted Liens or Liens arising under applicable federal and state securities Laws, result in the creation of any Lien upon any of the properties or assets of the Group Companies; or (v) except as set forth on Section 3.5 of the Disclosure Schedules, require the consent of or notice to any Person under a Material Contract, Real Property Lease or Permit, except in the case of clauses (ii) through (v), as would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.6Material Contracts.
(a)Section 3.6(a) of the Disclosure Schedules sets forth a true, complete and accurate list, and true, complete and accurate copies have been made available to Buyer, of each contract or agreement, other than Real Property Leases, to which any Group Company is a party as of the date hereof or by which any Group Company is bound as of the date hereof that is:
(i)(A) a contract for the employment of any employee providing annual base salary in excess of $50,000, except for any such contract that can be terminated by the Group Companies without cause and without incurring severance, termination compensation, or similar obligations, and/or (B) any contract for the employment of any employee which cannot be terminated by the Group Companies without cause and without incurring severance, termination compensation, or similar obligations;
(ii)a lease or agreement under which a Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any such lease or agreement under which the aggregate annual rental payments do not exceed $50,000;
(iii)a lease or agreement under which a Group Company is lessor of or permits any third-party to hold or operate any tangible property (other than real property), owned or controlled by such Group Company, except for any such lease or agreement under which the aggregate annual rental payments do not exceed $50,000;
(iv)a partnership agreement or joint venture agreement or a similar contract for any sharing of revenues, profits or losses;
(v)a contract that by its terms contains any covenant or provision currently in effect prohibiting any Group Company from freely engaging in any line of business or with any Person in any geographic area or that prohibits any Group Company from soliciting the services of employment from any other Person;
(vi)a contract that relates to the sale of any assets, other than in the ordinary course of business of the Group Companies, for consideration in excess of $50,000;
(vii)an agreement relating to indebtedness for borrowed money incurred by any Group Company or contemplating the issuance by any Group Company of any note, indenture or other evidence of indebtedness or guarantee by any Group Company of indebtedness or liabilities of any other Person (in each case, other than to the extent attributable to Permitted Liens);
(viii)a contract with any Governmental Entity (other than Permits);
(ix)a contract with any Material Supplier;
(x)a contract that requires any Group Company to purchase all or substantially all of its requirements of a particular product from a supplier;
(xi)a contract between or among one or more of the Group Companies on the one hand, and Seller, any Affiliate of Seller or any Related Party on the other hand (each, an “Affiliate Agreement”), other than this Agreement and the Ancillary Documents;
(xii)(A) a license (or other contract granting the Company) third-party  Intellectual Property Rights used in the conduct of the business of the Group Companies (other than (1) licenses of commercially available “off-the-shelf” software or similar SaaS agreements with a replacement cost or annual license, maintenance and other fees of less than $50,000 in the aggregate, and (2) any license between or among one or more of the Group Companies) and (B) a license or other contract granting any rights in any Group Company Owned Intellectual Property to third parties (other than(1) any license between or among one or more of the Group Companies; (2) contracts that provide third parties with a limited, nonexclusive license to use any Group Company Owned Intellectual Property in the ordinary course of business, including to promote the business of the Group Companies; and (3) contracts containing a nonexclusive license or other nonexclusive grant of rights to service providers, contractors or vendors entered into for the provision of services to one or more of the Group Companies by such Persons);
(xiii)a collective bargaining agreement or other contract with any labor union;
(xiv)a contract involving the grant of franchise or sub-franchise rights, or any other contract with any recipient of such rights; and
(xv)a conciliation, settlement or similar contract pursuant to which any Group Company will be required to satisfy any payment obligation after the date of this Agreement not fully covered by insurance (excluding any retention or deductible incurred) (A) in connection with any class action, or (B) in excess of 50,000 (in the aggregate for all such contracts, but excluding legal fees and related costs and expenses) in connection with any Action other than any class action.

Any contract that is required (or, if entered into after the date hereof, would have been required) to be listed pursuant to Section 3.6(a) is a “Material Contract.”

(b)Except as set forth on Section 3.6(b) of the Disclosure Schedules, each Material Contract is valid and binding in all material respects on the Group Company that is a party to it and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable Enforceability Exception). Except as set forth on Section 3.6(b) of the Disclosure Schedules, (i) the Group Companies and,

to the Company’s knowledge, each other party thereto are not in breach or default in any material respect of its obligations under (or is alleged to be in breach or default under), and since January 1, 2023, no Group Company has provided or received any notice of any breach of or intention to terminate or not renew, any Material Contract and (ii) to the Company’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would constitute or result in such a breach or a default under any Material Contract.
Section 3.7Absence of Changes. Except as set forth on Section 3.7 of the Disclosure Schedules, since the date of the Balance Sheet, the Group Companies have operated their respective businesses in the ordinary course of business. Without limiting the generality of the foregoing, since that date (a) there has not been any Effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) no Group Company has taken any action or engaged in any of the activities that would be prohibited from being freely taken by Section 6.1 if such action had been taken after the date hereof.
Section 3.8Litigation. Except as set forth on Section 3.8 of the Disclosure Schedules, as of the date of this Agreement, there is no suit, litigation, arbitration, claim, demand, complaint, inquiry, mediation, audit, investigation, action or other proceeding by or before any Governmental Entity (“Action”) pending or, to the Company’s knowledge, threatened against the Group Companies or any of their respective properties or assets that (i) has had or if determined adversely to any Group Company would cause Losses (excluding legal fees and related costs and expenses) exceeding or that would reasonably be expected to exceed $50,000, individually (which, for the avoidance of doubt, in the case of any class action, shall be determined on a class-wide basis), other than for claims fully covered by insurance (excluding any retention or deductible incurred), or (ii) has resulted or would reasonably be expected to result in any material injunctive or other equitable relief being granted against any Group Company. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement. Except as set forth on Section 3.8 of the Disclosure Schedules, as of the date of this Agreement, the Group Companies are not subject to any order, writ, injunction or decree directed specifically at the Group Companies or their assets or properties pursuant to which the Group Companies have outstanding obligations in any material respect.
Section 3.9Employee Plans.
(a)Section 3.9(a) of the Disclosure Schedules sets forth a true, complete and correct list of all material Employee Benefit Plans.
(b)No Group Company or an ERISA Affiliate maintains, sponsors or contributes to, or is obligated to contribute to, and has not within the preceding six (6) years maintained, sponsored or contributed or been obligated to contribute to, or had any actual or contingent liability in respect of, (i) a “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) or other “employee pension benefit plan,” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code, (ii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iii) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) any “voluntary employee benefit association” (within the meaning of Section 501(c)(9) of the Code). No Group Company has any liability with respect to and no Employee Benefit Plan provides any post-termination or retiree welfare benefits to former employees, directors, officers, or consultants of the Group Companies other than health continuation coverage pursuant to COBRA.
(c)Except as provided in Section 3.9(c) of the Disclosure Schedule, each Employee Benefit Plan has been established, and since January 1, 2018 was maintained, funded and administered in all material respects in accordance with its terms and complies in all material respects in form and operation with all applicable requirements of ERISA, the Code, and any other applicable federal, state, and local Laws and regulations, and none of the Group Companies or, to the knowledge of the Company, any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan that would result in any liability to any of the Group Companies. Except as provided in Section 3.9(c) of the Disclosure Schedule, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”), or with respect to a preapproved plan, can rely on an opinion or advisory letter from the IRS to the preapproved plan sponsor, to the effect that the form of such Employee Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.
(d)Except as provided in Section 3.9(d) of the Disclosure Schedule, there is no litigation, action, investigation, audit or other administrative proceeding pending, asserted, or instituted, or to the knowledge of the Group Companies, threatened, against an Employee Benefit Plan, or against any fiduciary or administrator of an Employee Benefit Plan with respect to the operations of the Employee Benefit Plan (other than routine claims for benefits), nor does any Group Company have any knowledge of facts or circumstances that exist that could reasonably give rise to any such actions.
(e)With respect to each Employee Benefit Plan, the Company has made available to Buyer true, complete and accurate copies, if applicable, of (i) the current plan and all amendments thereto (or if such Employee Benefit Plan is not in written form, a written summary of the material terms thereof), related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) the most recent summary plan description and any summaries of material modification related thereto distributed to participants, (iii) the three most recent annual report with applicable attachments (Form 5500 series), (iv) the most recent IRS determination or opinion letter, if applicable, (v) the three most recent years of nondiscrimination tests performed under the Code, (vi) the most recent actuarial valuation (if applicable), and (vii) copies of all notices, letters or other correspondence from the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity for the past six (6) years relating to any Employee Benefit Plan.
(f)Except as provided in Section 3.9(f) of the Disclosure Schedule, since January 1, 2018, all contributions (including all employer contributions, employee salary reduction contributions and premium payments) required to have been made under any of the Employee Benefit Plans or by Law, to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or prior to the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments are duly and fully provided for on the Balance Sheet. As of the Closing, and subject only to normal retroactive adjustments in the ordinary course of business of the Group Companies, all insurance premiums will have been paid in full and, with respect to each Employee Benefit Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA the claims of which are not fully insured, all reported claims have been paid in full or will be accrued on the Balance Sheet.
(g)Each Group Company complies in all material respects with the applicable requirements under the Affordable Care Act, the Code, ERISA, COBRA, HIPAA, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Employee Benefit Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute. No Group Company has incurred (whether or not assessed) since January 1, 2018, or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.
(h)Each Employee Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms and applicable Law, without material liabilities to Buyer, any of the Group Companies or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.
(i)No Group Company has a contract, plan, or commitment, whether legally binding or not, to (i) create any additional Employee Benefit Plans or (ii) modify any existing Employee Benefit Plan.
(j)Except as otherwise set forth on Section 3.9(j) of the Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of a Group Company to severance pay or any other similar termination payment or (ii) accelerate the time of payment or vesting for, or increase the amount of or otherwise enhance any benefit due to any such employee, officer, director or consultant. No Group Company is a party to any agreement, contract, arrangement or plan (including any Employee Benefit Plan) that could result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code (whether or not such payments are considered to be reasonable compensation for services rendered). There is no agreement, plan or other arrangement to which any Group Company is a party or by which any of them is otherwise bound to compensate any person in respect of taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.
(k)Each Employee Benefit Plan (or any other agreement, program, policy or arrangement by or to which any of the Group Companies is a party, is bound or is otherwise liable)

that constitutes a nonqualified deferred compensation plan for purposes of Section 409A of the Code has been operated in compliance with Section 409A of the Code and all applicable guidance from the Internal Revenue Service.
Section 3.10Environmental Matters.
(a)The Group Companies are, and for the past three (3) years have been, in compliance in all material respects with all Environmental Laws.
(b)The Group Companies hold and are in compliance in all material respects with all permits, licenses, approvals, certificates, registrations and other authorizations that are required pursuant to Environmental Laws (“Environmental Permits”) for the lawful conduct of their businesses, each of which is currently valid and in full force and effect and there is no Action pending or, to the knowledge of the Company, threatened in writing that would reasonably be expected to result in the termination, revocation, suspension or material restriction of any such Environmental Permit.
(c)No Group Company is subject to any order, writ, injunction, decree (including consent decree) or other written agreement with any Governmental Entity in settlement of any alleged violation of or liability under any applicable Environmental Law, under which any Group Company has any unfulfilled obligations with respect to such violation or liability. No Group Company has retained, assumed or undertaken, by contract or operation of law, any material liability, including obligation for corrective or remedial action, of any Person that is not a Group Company relating to Environmental Laws.
(d)The Group Companies have not treated, stored, disposed of, arranged for the disposal of, transported, handled or released any toxic or otherwise hazardous material, substance, pollutant, contaminant or waste in material violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability to any Group Company pursuant to any applicable Environmental Law.
Section 3.11Compliance with Applicable Law; Permits. The Group Companies are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws. The Group Companies have obtained all permits, licenses, approvals, certificates and other authorizations from all Governmental Entities (“Permits”) required to conduct their businesses or for the ownership and use of their properties and assets. All such Permits are valid and in full force and effect. There has occurred no default or non-compliance for the past three (3) years, in any material respect under any such Permit by any of the Group Companies, and all fees and charges due under any such Permit have been paid in full. There is no Action pending or, to the knowledge of the Company, threatened that would reasonably be expected to result in the termination, revocation, suspension or material restriction of any Permit, or the imposition of any material fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Permit. No Group Company has, for the past three (3) years, received any written notice from any Governmental Entity or any other Person alleging that any Group Company is not in compliance in all material respects with any Law applicable to the conduct of their businesses, except for such matters that have been fully resolved. Section 3.11 of the Disclosure Schedules lists all current Permits issued to the Group Companies that pertain to the purchase, sale, and service of liquor, including the names of the Permits and their respective dates of expiration.

Section 3.12Intellectual Property Rights; Data Privacy and Security.
(a)Intellectual Property Rights.
(i)The Group Companies solely and exclusively own free and clear of all Liens (other than Permitted Liens), or possess a valid, written license or otherwise have the valid right to use, all  Group Company Intellectual Property . The Group Company Intellectual Property includes all of the Intellectual Property Rights necessary and sufficient to enable each Group Company to conduct the business of such Group Company as currently conducted.
(ii)Section 3.12(a)(ii) of the Disclosure Schedules sets forth a true, complete and accurate list of all (A) Intellectual Property Rights that are owned, purported to be owned, or exclusively licensed by any of the Group Companies and subject to an issuance, registration or pending application for registration or issuance (“Group Company IP Registrations”); (B) all material unregistered Trademarks included in the Group Company Owned Intellectual Property; (C) all Software owned or exclusively or perpetually licensed by any of the Group Companies; and (D) all social media accounts controlled by or on behalf of the Group Companies. All necessary registration, maintenance and renewal fees and filings in connection with the Group Company IP Registrations that are or were due for payment or filing on or before the date hereof have been timely paid or filed, as applicable, except where the applicable Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There are no actions that must be taken by any Group Company within thirty (30) days following the date of this Agreement, including the payment of any registration, maintenance, or renewal fees, or the filing of any documents, applications, or certificates, for the purposes of maintaining,  or renewing any Group Company IP Registrations. No issuance, registration, or application included in the Group Company IP Registrations has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. Each Group Company IP Registration lists one of the Group Companies as the record owner. The Group Company IP Registrations are subsisting and such Intellectual Property Rights associated therewith or embodied therein are valid and enforceable, except where the applicable Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.  The Group Companies have used commercially reasonable efforts to protect their respective rights in the Group Company Owned Intellectual Property, and there have been no acts or omissions by the Group Companies, the result of which would be to compromise the rights of the Group Companies to apply for or enforce appropriate legal protection of such Group Company Owned Intellectual Property.
(iii)No Group Company Owned Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer, assignment or licensing thereof by the Group Companies or that may affect the validity, use or enforceability of the Group Company Owned Intellectual Property. All Group Company Owned Intellectual Property will be fully transferable, alienable, and licensable by the Group Companies following the Closing without restriction and without payment of any kind to any Person in the same manner and to the same extent as immediately prior to the Closing. The Group Companies have not (A) granted to a third party any exclusive license of or exclusive right to any Group Company Owned Intellectual Property; or (B) authorized or agreed to joint ownership with a third-party of any Group Company Owned Intellectual Property.
(iv)No Group Company has received in writing any notice or claim, or, to the Company’s knowledge, has received any oral notices or claims, or is currently subject to or in the past three (3) years been subject to any Action, including any opposition, cancellation, inter partes review, or interference, nullity, or revocation, contesting the validity, enforceability, patentability, registrability, use, ownership or title of any Group Company Owned Intellectual Property.
(v)To the knowledge of the Company, no third-party is infringing, misappropriating, diluting or violating any Group Company Owned Intellectual Property. There are currently no claims pending before any Governmental Entity that have been brought by any of the Group Companies against any third party alleging infringement, dilution, violation or misappropriation of any Group Company Owned Intellectual Property.
(vi)No Group Company has, for the past three (3) years, received any (1) written notice, claim or indemnification request asserting that infringement, misappropriation, violation, dilution or unauthorized use of any Intellectual Property Rights by any Group Company is occurring or has occurred or (2) unsolicited written request that any Group Company take a license under any Intellectual Property Rights or other proprietary rights owned by a third-party. No such notice, claim or request is being threatened in writing.
(vii)There are currently no claims pending before any Governmental Entity against the Group Companies alleging that any of the Group Companies are infringing, misappropriating, diluting or violating any Intellectual Property Rights owned by any third party. No Intellectual Property Right owned by any Group Company or the conduct of business of any Group Company, has for the past three (3) years, infringed upon, misappropriated, diluted or otherwise violated, or currently infringes, misappropriates, dilutes or otherwise violates, the Intellectual Property Rights of any Person. No such claim is being or in the past three (3) years has been threatened in writing nor, to the knowledge of the Company, has the Company received any oral threat of such claim, nor, to the knowledge of the Company, is there any basis for any such claim.
(viii)Each of the Group Companies has taken reasonable steps to maintain the confidentiality of the Trade Secrets owned by any Group Company, which steps are consistent with all applicable Laws and industry standards in the industry in which the Group Companies operate. No Trade Secrets included in the Group Company Owned Intellectual Property have been authorized to be disclosed or have actually been disclosed by any Group Company to any Person other than pursuant to a written confidentiality agreement restricting disclosure or use thereof. There has been no material unauthorized disclosure to any third Person of any Trade Secrets or other material Group Company confidential information used in connection with the conduct of the business of the Group Companies as currently conducted.

(ix)Each current and former employee, consultant and contractor of the Group Companies who is or was involved in, or has participated in or contributed to, the conception, development, authoring, creation, or reduction to practice of any Intellectual Property Rights for or on behalf of the Group Companies has entered into a written agreement in the form provided by the Group Companies to Buyer that (A) includes appropriate non-disclosure and confidentiality obligations in favor of the Group Companies and (B) an effective assignment to the Group Companies of all right, title, and interest in and to any such Intellectual Property Rights. To the knowledge of the Company, no such employee, consultant, or contractor is, or has been in, breach of such agreements. No current or former founder, employee, consultant, officer or director of the Group Companies (A) owns any Intellectual Property Rights used or held for use by the Group Companies or (B) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property Rights.
(x)Neither this Agreement nor the transactions contemplated hereby will result in: (A) a loss of rights in, or imposition of any Lien on, (1) any Group Company Owned Intellectual Property, or (2) pursuant to any contract or agreement to which any Group Company is a party, any Group Company Intellectual Property that is owned by other Persons and provided to one or more of the Group Companies pursuant to a license or other contract; (B) any Person being granted rights in or access to, or, for Software included in the Group Company Intellectual Property; (C) the placement in escrow or release from escrow, of any Group Company Owned Intellectual Property; (D) any Group Company granting or assigning to any Person any right in or license to any Group Company Owned Intellectual Property; (E) any Group Company being bound by, or subject to, any non-compete or other contractual restriction on the operation or scope of their business; (F) the termination or material alteration of the Group Companies’ right in or to any Group Company Owned Intellectual Property; (G) any Group Company being obligated to pay any royalties or license fees for Intellectual Property Rights to any Person in excess of those payable by such Group Company prior to the Closing; or (H) pursuant to any contract or agreement to which any Group Company is a party, any Lien, assignment, grant of rights, or similar obligation that materially affects the Intellectual Property Rights of Buyer or any Affiliate of Buyer (other than the Group Companies).
(b)Data Privacy and Security.
(i)The IT Systems have been properly maintained and are adequate and reasonably sufficient (including with respect to working condition and capacity) for the operations of each Group Company as currently conducted. Each Group Company has all rights and licenses necessary to use and operate the IT Systems, and this Agreement and the transactions contemplated by this Agreement will not require the consent of any third-party to use such IT Systems after the Closing or result in the violation of any contracts or agreements with respect to such IT Systems. Each Group Company (A) has taken commercially reasonable measures designed to protect the performance, security and integrity of the IT Systems (and all Software and confidential or otherwise sensitive information or data stored thereon) and (B) maintains commercially reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the three (3) year period prior to the date hereof, except as set forth in Section 3.12(b)(i) of the Disclosure Schedules, there has been no (I) material failure or material interruption with respect to any IT Systems, and (II) Security Breaches of any IT Systems (or any Software or confidential or otherwise sensitive information or data stored thereon).

(ii)The Group Companies have implemented and, during the past five (5) years, complied in all material respects with a written information security program and related policies and procedures that conform in all material respects with Data Protection Requirements, which (A) include technical, administrative, organizational and physical safeguards, controls and measures designed to protect the IT Systems against unauthorized intrusion of, unauthorized access to or use of and to safeguard the security, confidentiality, availability, and integrity of any stored or hosted data; and (B) includes incident response procedures. The Group Companies have conducted or have caused to be conducted security assessments and tests of the IT Systems on no less than an annual basis to test the IT Systems for vulnerabilities and cyber threats and timely installed software security patches and other fixes to identified technical information security vulnerabilities. The Group Companies maintain back-up systems and disaster recovery and business continuity plans and policies designed to minimize business disruption and provide for continuity of the IT Systems and the business of the Group Companies in all material respects.
(iii)For the past three (3) years, except as forth in Section 3.12(b)(iii) of the Disclosure Schedule, each Group Company has provided a privacy notice in compliance with all applicable Data Protection Requirements accessible on all of its websites (collectively, the “Privacy Policies”), true, complete and correct copies of which have been made available to Buyer. Each Group Company’s privacy practices conform, and for the past three (3) years have conformed in all material respects, to their respective Privacy Policies at the time each Privacy Policy was in effect and with any of such Group Company’s applicable public statements regarding the Group Company’s privacy and information security practices.
(iv)For the past five (5) years, each Group Company has complied in all material respects with all applicable Data Protection Requirements, including as it relates to the Processing of any Personal Information by each Group Company or, to the knowledge of the Company, by third parties acting on such Group Company’s behalf or having authorized access to such Group Company’s records.  Each Group Company’s Privacy Policies and its practices concerning the Processing of Personal Information conform, and for the past three (3) years have conformed, in all material respects to all of such Group Company’s applicable contractual commitments, including, as applicable, to its customers and users of such Group Company’s websites, web or device applications. No Group Company has disclosed, nor has any obligation to disclose, any Personal Information to any third-party in violation of any Data Protection Requirement or any Privacy Policy. No claims have been asserted or threatened in writing against any Group Company by any Person alleging a violation of any individual’s or data subject’s privacy rights, including under the Privacy Policies or any Data Protection Requirements. Neither this Agreement nor the transactions contemplated by this Agreement will violate any Data Protection Requirements or the Privacy Policies as they currently exist or, to the extent such Privacy Policies remain applicable to Personal Information collected or obtained by each Group Company, as they existed at any time during which any such Personal Information was collected or obtained. Each Group Company has made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other applicable Persons required by Data Protection Requirements for the Processing and transfer of Personal Information in connection with this Agreement or transaction contemplated by the Agreement. Each Group Company is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit Buyer from receiving or using Personal Information in the manner in which each Group Company receives and uses such Personal Information prior to the Closing

Date. With respect to all Personal Information in the possession of any Group Company, such Group Company has taken commercially reasonable steps designed to protect such Personal Information against loss and unauthorized access, use, modification, disclosure, Processing, or other misuse. Each Group Company has taken commercially reasonable steps to train all employees and contractors with access to Personal Information in the possession of a Group Company on applicable aspects of Data Protection Requirements and the Privacy Policies.
(v)For the past three (3) years, there have been (A) no material Security Breaches with respect to any Personal Information or confidential information maintained by or, to the knowledge of the Company, on behalf of any Group Company; (B) no Security Breaches resulting in the disclosure of electronic communications or Personal Information by any Group Company to any third-party, including any Governmental Entity, that would require notification to any individual or Governmental Entity; (C) no complaints, claims or legal proceedings by or before any Governmental Entity regarding any Group Company’s Processing of Personal Information or the violation of any Data Protection Requirements; or (D) to the knowledge of the Company, no investigation, audit or other inquiry from any Governmental Entity regarding any Group Company’s Processing of Personal Information or any facts or circumstances which could form the basis for any of the foregoing.
Section 3.13Labor Matters.
(a)For the past three (3) years, there has been no pending or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout, picketing, unfair labor practice charge or complaint, or other material labor dispute against or affecting the Group Companies. No Group Company is a party to or bound by any collective bargaining agreement or other contract or bargaining relationship with any labor union or similar organization, and no labor union or other labor organization currently represents the employees of the Group Companies. There are, and for the past three (3) years there have been, no union organizing activities by or on behalf of any labor organization with respect to employees of the Group Companies, and no such activities are currently underway or, to the knowledge of the Group Companies, threatened. No union has filed any representation petition, made any written or oral demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened. The Group Companies have not, in the ninety (90) days prior to the Closing Date, effectuated a “plant closing” or “mass layoff” as those terms are defined in the WARN Act, and no employee layoffs, terminations, furloughs, plant, facility or departmental closures or shutdowns, reductions in force or reductions in hours, compensation or benefits, in each case, that would require notice under the WARN Act, are currently contemplated, planned or have been announced or implemented by any of the Group Companies.
(b)The Group Companies are in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Group Companies, including applicable Laws related to workers’ compensation, safety and health, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), civil rights, employment discrimination, harassment, and retaliation, equal employment opportunities, equal pay, immigration (including the completion of Form I-9s for all employees and the proper confirmation of employee visas), collective bargaining, labor relations, plant closures and layoffs (including the WARN Act), working conditions, employee benefits, family and medical leave, employee trainings and notices, employee leave issues, and COVID-19 (including the Families First Coronavirus Response Act and the Paycheck Protection Program), and the collection and payment of withholding or social security taxes.  Each of the Group Companies has maintained an Employment Eligibility Form on Form I-9 for each current and former employee that is or was employed by any of the Group Companies in the United States in accordance with all applicable Laws. Except as set forth in Section 3.13(b) of the Disclosure Schedules, there are no actions, suits, claims, investigations, or other legal proceedings against any Group Company pending or, to the Company’s knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitral tribunal, in connection with the employment or termination of employment of any current or former employee of any Group Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, misclassification, safety and health, wages and hours, immigration, equal employment opportunities, employee leave issues, workers’ compensation, employee benefits, equal pay, or any other employment related matter arising under applicable Laws.
(c)For the past three (3) years, the Group Companies have promptly investigated all claims of which the Company had knowledge alleging harassment (including sexual harassment), discrimination, or retaliation made against any current or former director, officer, employee or independent contractor of the Group Companies that were reasonably likely to result in material liability to any Group Company. To the extent an investigation identified any misconduct, the Group Companies have taken corrective action that is reasonably calculated to prevent further such misconduct, and the Group Companies do not reasonably expect any material liability with respect to any such allegations.  To the knowledge of the Company, there are not any allegations of harassment (including sexual harassment) or other discrimination or retaliation reasonably likely to result in any material liability to any Group Company, or that, if known to the public, would bring the Group Companies into material disrepute.
(d)During the past three (3) years, (i) each of the Group Companies has fully and timely paid all wages, salaries, wage premiums, prevailing wages, commissions, bonuses, fees, tips, and other compensation which have come due and payable to their current and former employees and independent contractors under applicable law, contract, or policy maintained by such Group Company; (ii) each employee who has been classified as exempt from applicable wage and hour laws is and has been properly classified and treated by the Group Companies as such for all applicable purposes; and (iii) each individual who is or has provided services to any of the Group Companies and is or was classified by the Group Companies as an independent contractor, consultant, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes.
(e)Except (x) as expressly contemplated by this Agreement, (y) for the individual employment agreements entered into with Thomas J. Baldwin, Nicole Thaung, and Cristina Mendoza, and (z) for short-term temporary staffing arrangements for individuals to work for less than three months in duration, none of the Group Companies are a party to or bound by (whether written or oral) any of the following contracts:
(i)any contract for the employment or engagement of any individual employee or service provider or other person (including on a full-time, part-time, temporary, independent contracting, consulting or other basis) which cannot be terminated by the Group

Companies without cause and without incurring severance, termination compensation, or similar obligations;
(ii)any contract related to bonuses, severance, or similar benefits which will be due upon any termination of employment or other engagement; or
(iii)any contract with any staffing agency, labor agency, or similar provider of temporary workers.
Section 3.14Insurance. Section 3.14 of the Disclosure Schedules contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement. No Group Company is in material default with respect to its obligations under any such insurance policy, and there is no claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies in writing (other than reservation of rights letters). All such policies are in full force and effect, will not terminate as a result of the transactions contemplated by this Agreement (except for the cyber policy and the management liability policy, including directors and officers, employment practices, and fiduciary duty), all amounts due for premiums with respect thereto covering all periods up to and including the Closing Date will have been paid in accordance with their terms and no written notice of cancellation, termination, material premium increase or reduction in coverage has been received by the Group Companies with respect to any such policy.
Section 3.15Tax Matters.
(a)Each Group Company has timely filed (or had filed on its behalf), taking into account valid extensions of time in which to file, all U.S. federal and other material Tax Returns required to be filed by it, and all such Tax Returns are accurate, complete and correct in all material respects. Each Group Company has fully and timely paid to the appropriate Governmental Entity all U.S. federal and other material Taxes due and owing by it (whether or not shown on any Tax Return).
(b)No Group Company currently is the subject of a Tax audit or examination with respect to Taxes. There is no presently pending written request for information, claim, litigation, proceeding or matter in controversy with any Governmental Entity with respect to Taxes of any Group Company and no such examination, claim, litigation, proceeding or similar action has been threatened in writing. All deficiencies for Taxes asserted or assessed against a Group Company have been fully and timely paid or settled and are properly reflected on the Financial Statements.
(c)No Group Company has entered into any agreement or waiver, or has been requested to enter into any agreement or waiver, extending the statutory period of limitations in which any amount of Tax may be assessed or collected by any taxing authority.
(d)The Group Companies are not, individually or collectively, a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement or arrangement (other than any such agreement or arrangement entered into in the ordinary course of business of the Group Companies the primary purpose of which is not related to Taxes) and, to the knowledge of the Company, no Group Company has any liability for Taxes of any Person (other than a Group

Company as a result of being a member of an affiliated, combined or unitary group of which the Company is the common parent) under Treasury Regulations Section 1.1502-6, Treasury Regulations Section 1.1502-78 or similar provision of state, local or foreign Tax Law.
(e)No Group Company is a party to or bound by any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law.
(f)No Group Company has been a party to or engaged in any transaction that is a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law).
(g)Each Group Company has collected or withheld all material Taxes required to be collected or withheld by it, including in connection with any amounts paid or owing to any employee, independent contractor, creditor, client, shareholder or other party. All such Taxes to the extent due and owing have been paid to the appropriate Governmental Entity, or to the extent not due and owing, have been set aside in appropriate accounts for future payment when due.
(h)The amount of the Group Companies’ aggregate liability for unpaid Taxes as of the end of each fiscal year of the Company commencing on or after March 29, 2021, does not exceed the amount of accruals for Taxes (taking into account the Company’s annual reconciliation procedures, but excluding reserves for deferred Taxes established to reflect timing difference between book and tax income) reflected on the corresponding Financial Statements. The amount of the Group Companies’ accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing difference between book and tax income) for periods following the end of the period covered by the 2023 Audited Financial Statements were prepared in accordance with the past custom and practice of the Group Companies.
(i)No claim has been made by any Governmental Entity in any jurisdiction where any Group Company does not file Tax Returns that any Group Company is, or may be, subject to Tax by, or required to file any Tax Return in, that jurisdiction.
(j)There are no Liens for Taxes on the assets of any Group Company other than Permitted Liens.
(k)No private letter ruling, technical advice memorandum or similar agreement or ruling has been requested, entered into, or issued by any Governmental Entity with respect to Taxes of any Group Company.
(l)No Group Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any:
(i)change in a method of accounting under Section 481 of the Code, or under any comparable provision of Tax Law, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)installment sale or open transaction occurring on or prior to the Closing Date;

(iii)prepaid amount received on or before the Closing Date;
(iv)intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);
(v)closing agreement under Section 7121 of the Code, or under any comparable provision of Tax Law; or
(vi)election under Section 108(i) of the Code.
(m)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.
(n)No Group Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code within the past five (5) years.
(o)No Group Company (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(p)No Group Company is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(q)There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Group Companies under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder, or under any comparable provision of Tax Law.
(r)No Group Company has claimed or received any employee retention credit pursuant to the CARES Act.
Section 3.16Brokers. No broker, finder, financial advisor or investment banker, other than Piper Sandler & Co. (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisors’ or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Group Companies.
Section 3.17Real and Personal Property.
(a)Owned Real Property. The Group Companies own no real property, except for the Leasehold Improvements (subject to the terms of the Real Property Leases).

(b)Leased Real Property. Section 3.17(b) of the Disclosure Schedules sets forth the address of each Leased Real Property, a list of all Real Property Leases (including all amendments, modifications and assignments with respect thereto) for each Leased Real Property, and a list of all guarantees, including all amendments and modifications thereto and ratifications thereof, given by any Group Company or an Affiliate thereof for each Real Property Lease, to the extent in existence (each a “Lease Guaranty” and collectively the “Lease Guarantees”). A Group Company has a valid and subsisting leasehold interest in each Leased Real Property and, to the Company’s knowledge, such leasehold interest is the entire leasehold interest in such Leased Real Property. Copies of each Real Property Lease and each Lease Guaranty have been made available by the Group Companies to Buyer. Except as set forth on Section 3.17(b) of the Disclosure Schedules, (i) each Real Property Lease is valid and binding in all material respects on the Group Company that is a party thereto (subject to proper authorization and execution of such Real Property Lease by the other party thereto and subject to applicable Enforceability Exception) and, to the knowledge of the Company, the counterparties thereto, and each such Real Property Lease is in full force and effect; (ii) no Real Property Lease has been materially amended or modified by any currently effective SNDAs or estoppel certificates given by any Group Company with respect to the Real Property Leases; (iii) for the past four (4) years, no Group Company has given or received written notice of a breach of, default under, or intention to terminate, any Real Property Lease or SNDA, which breach or default remains outstanding and uncured; (iv) no event has occurred that, with or without notice or lapse of time or both, would constitute or result in such a breach or default by a Group Company under any Real Property Lease; (v) no security deposit or portion thereof has been applied in respect of a breach or default under any Real Property Lease that has not been redeposited in full; (vi) no Group Company has subleased or licensed any Leased Real Property or any portion thereof; (vii) no Group Company has mortgaged, collaterally assigned or granted a security interest in a Real Property Lease or any interest therein or in any Leased Real Property or Leasehold Improvements; (viii) for the past four (4) years, no Group Company has received written notice of a currently outstanding and material breach or default under, any Lease Guaranty; and (ix) to the Company’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would constitute or result in a breach or default by a Group Company in any material respect under any Lease Guaranty. No Group Company has received written notice of any currently outstanding and pending or threatened condemnation or eminent domain proceeding or litigation with respect to any Leased Real Property. The Leased Real Property and all Leasehold Improvements are (A) to the knowledge of the Company, in good condition and repair (subject to normal wear and tear) and (B) suitable for the operation of the business of the Group Companies as it is currently conducted. No Group Company has received any written notice from any Governmental Entity that the Leased Real Property or the Leasehold Improvements are not in compliance in any material respect with applicable Laws, including any building or zoning Laws. No Group Company has received any written notice that such Group Company has not fully complied with all conditions of Permits required to be issued in connection with the Leased Real Property. To the knowledge of the Company, there are no material structural defects to the Leased Real Property or the Leasehold Improvements. All utilities servicing the Leased Real Property are adequate to serve the utility needs of the Leased Real Property.
(c)Leasehold Improvements. Each of the Group Companies has good and valid title to its respective Leasehold Improvements. No Group Company has granted any, and there are no, outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.

(d)Personal Property. The Group Companies own and have good, valid and marketable title to or hold under valid leases, all material machinery, equipment and other tangible personal property (“Assets”) utilized by them in the conduct of their businesses, free and clear of all Liens, except for Liens identified on Section 3.17(d) of the Disclosure Schedules and Permitted Liens. The Assets are in good operating condition, having regard to the use and age thereof and reasonable wear and tear excepted, and sufficient in all material respects, in each case, to continue the conduct of the Group Companies in the same manner as conducted prior to the Closing and are fit for use in the ordinary course of business of the Group Companies and have been maintained in accordance with normal industry practice (and maintenance of such items has not been deferred beyond a reasonable time period) in all material respects.
Section 3.18Transactions with Affiliates. Other than the Affiliate Agreements listed in Section 3.18 of the Disclosure Schedules, and except in respect of employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business of the Group Companies or as set forth in Section 3.18 of the Disclosure Schedules, none of the Group Companies is a party to any other agreement or arrangement with, or involving the making of any payment or transfer of assets or interests to, Seller, any Affiliate of Seller (other than the Group Companies) or any present stockholder, officer, member, partner or director of Seller or any of their respective Affiliates (other than the Group Companies) or any individual related by blood, marriage or adoption to any such individual (collectively, “Related Party”).  For purposes of this Section 3.18, “Affiliate”  is any Person who controls, is controlled by, or is under common control with Angelo, Gordon & Co., L.P.
Section 3.19Material Suppliers. Section 3.19 sets forth a list of the top five (5) suppliers (determined by the amount purchased) of the Group Companies for the fiscal year ended on March 26, 2023, and during the period of eleven fiscal periods ended January 28, 2024 (each, a “Material Supplier”). No such Material Supplier (i) has cancelled, terminated or amended in writing in any adverse and material respect any of the terms (whether related to payment, price or otherwise) of its relationship with any Group Company or, to the knowledge of the Company, made any threat to cancel, terminate, alter or amended in writing in any adverse and material respect any of the terms (whether related to payment, price or otherwise) of any of its contracts with any Group Company; or (ii) provided any written notice to any Group Company that it intends, anticipates or otherwise expects to stop, decrease the volume of or change, adjust, alter or otherwise modify in any adverse and material respect any of the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services to any Group Company.
Section 3.20EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.
(a)EXCEPT AS SET FORTH IN Article 3 AND Article 4 OF THIS AGREEMENT, NONE OF SELLER, ANY GROUP COMPANY OR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. SELLER AND THE COMPANY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, BUYER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL

PROJECTIONS OR OTHER SUPPLEMENTAL DATA), INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE GROUP COMPANIES’ BUSINESSES OR ASSETS, AND EXCEPT AS SET FORTH IN Article 3 AND Article 4 OF THIS AGREEMENT, SELLER AND THE COMPANY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article 3 AND Article 4 OF THIS AGREEMENT, SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PARENT AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY SET FORTH IN THIS AGREEMENT. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article 3 AND Article 4 ARE QUALIFIED IN THEIR ENTIRETY BY, AND SHALL NOT BE DEEMED TO BE INACCURATE OR INCOMPLETE TO THE EXTENT OF ANY MATTER SET FORTH IN, THE DISCLOSURE SCHEDULES. ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES (IF ANY) MADE BY ANY PERSON OR ITS REPRESENTATIVES, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO AND SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES (IF ANY) SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.
(b)SELLER AND THE COMPANY ACKNOWLEDGE THAT (I) in connection with the investigation by PARENT AND Buyer of the Group Companies, PARENT, Buyer and THEIR RESPECTIVE AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES have received and, after the date hereof but prior to the Closing, may receive from the Group Companies, Seller OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES certain PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE GROUP COMPANIES; (II) there are uncertainties inherent in attempting to make such PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE GROUP COMPANIES, ALL OF WHICH ARE FAMILIAR TO PARENT, BUYER and THEIR RESPECTIVE AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES; (III) PARENT, BUYER and THEIR RESPECTIVE AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES take full responsibility for making their own evaluation of the adequacy and accuracy of all such PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE

RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE GROUP COMPANIES HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO PARENT, BUYER OR ANY OF THEIR RESPECTIVE AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES (including the reasonableness of any underlying assumptions); (IV) PARENT AND BUYER HAVE NOT RELIED AND IS NOT RELYING ON ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE GROUP COMPANIES HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO PARENT, BUYER OR ANY OF THEIR RESPECTIVE AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES (including those provided in certain “data rooms,” confidential information memoranda or similar materials, or management presentations in connection with the TRANSACTIONS CONTEMPLATED HEREBY), and IT SHALL HAVE NO CLAIM AGAINST ANY PERSON WITH RESPECT THERETO; AND (V) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE ANCILLARY DOCUMENTS (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), PARENT AND BUYER HAVE NOT RELIED AND IS NOT RELYING ON ANY OTHER INFORMATION PROVIDED TO PARENT, BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS AND REPRESENTATIVES.
Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer (and, with respect to Section 4.6, Parent) as of the date hereof and as of the Closing as follows:

Section 4.1Authority. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which Seller is or will be a party and the performance by Seller of its obligations hereunder and thereunder have been (and the Ancillary Documents to which Seller is or will be a party will be at or prior to the Closing) duly authorized by all necessary limited liability company action on the part of Seller and no other proceeding (including by its equityholders) on the part of Seller is necessary to authorize the execution, delivery or performance of this Agreement and each of the Ancillary Documents to which Seller is or will be a party or to consummate the transactions contemplated hereby or thereby. No vote of Seller’s equityholders is required to approve this Agreement (and the Ancillary Documents to which Seller is or will be a party) or for Seller to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Documents to which Seller is or will be a party will be at or prior to the Closing) duly executed and delivered by Seller and constitutes (or will constitute when executed) a valid, legal and binding agreement of Seller (assuming that this Agreement has been, and the Ancillary Documents to which Seller is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Seller in accordance with their respective terms, subject to applicable Enforceability Exception.

Section 4.2Consents and Approvals; No Violations.
(a)Assuming the truth and accuracy of the representations and warranties set forth in Section 5.5, no notices to, filings with or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is or will be a party or the consummation by Seller of the transactions contemplated hereby or thereby, except for (i) notices, filings, authorizations, consents or approvals as may be required under the HSR Act (or any similar non-U.S. Laws); (ii) those that may be required solely by reason of Parent’s or Buyer’s (as opposed to any other third-party’s) participation in the transactions contemplated hereby or thereby; (iii) those the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on or otherwise prevent or delay the Closing; and (iv) applicable requirements, if any, of applicable state and federal securities Laws.
(b)Neither the execution, delivery and performance by Seller of this Agreement nor the execution, delivery and performance by Seller of the Ancillary Documents to which Seller is or will be a party nor the consummation by Seller of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of Seller’s Governing Documents; (ii) except as set forth on Section 4.2 of the Disclosure Schedules, result in a violation or breach of, conflict with or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation, amendment or acceleration or result in the loss of a material benefit or right under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets are bound; (iii) violate any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity having jurisdiction over Seller; (iv) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the properties or assets of the Group Companies; or (v) require the consent, notice or other action by any Person under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets are bound, except in the case of clauses (ii) through (v), as would not reasonably be expected to have a material adverse effect on Seller’s ownership of or ability to transfer the Shares or otherwise prevent or materially delay the Closing or consummation of the transactions contemplated hereby.
Section 4.3Title to Shares. Seller holds of record and beneficially all of the Shares, which represent all of the issued and outstanding capital stock of the Company, and has good, valid and marketable title to all of the Shares free and clear of all Liens, other than those arising under applicable state and federal securities Laws, and any transfer restrictions as may be set forth in the Company’s Governing Documents. Other than the Shares, Seller has no other equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any Group Company or obligating any Group Company to issue, deliver, transfer or sell any capital stock or any other equity or voting interest in any Group Company. Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting or transfer of any Shares. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Buyer, good, valid and marketable title to the Shares will pass to Buyer, free and clear of all Liens, other than Liens arising under applicable state and federal securities Laws, and any transfer restrictions as may be set forth in the Company’s Governing Documents.

Section 4.4Litigation. There is no Action pending or, to Seller’s knowledge, threatened against Seller that questions the validity or legality of this Agreement or the transactions contemplated hereby or has had or would reasonably be expected to have a material adverse effect on Seller’s ownership of or ability to transfer the Shares or otherwise prevent or materially delay the Closing or consummation of the transactions contemplated hereby. Seller is not subject to any outstanding order, writ, injunction or decree that would have a material adverse effect on Seller’s ownership of or ability to transfer the Shares or otherwise prevent or materially delay the Closing or consummation of the transactions contemplated hereby.
Section 4.5Brokers. No broker, finder, financial advisor or investment banker, other than Piper Sandler & Co. (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Group Company or any of their respective Affiliates.
Section 4.6Accredited Investor. Seller is an “accredited investor” as defined in Section 501 of Regulation D promulgated under the Securities Act and is accepting the Stock Consideration for investment and not with a view to any distribution thereof in violation of any applicable state or federal securities laws. Seller understands that the Stock Consideration has not been registered under any state or federal securities laws and may not be sold or distributed without an effective registration statement or unless exemptions from such registration requirements are available.
Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Except as set forth in the Disclosure Schedules, each of Parent and Buyer hereby represents and warrants , on a joint and several basis, to Seller as of the date hereof and as of the Closing as follows:

Section 5.1Organization; Qualification.
(a)Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2[RESERVED].
Section 5.3Authority; Board Approval.
(a)Each of Buyer and Parent has the requisite limited liability company or corporate, as applicable, power and authority to execute and deliver this Agreement and each Ancillary Document to which Buyer and/or Parent is or will be a party, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which Buyer and/or Parent is or will be a party and the performance by Buyer and/or Parent of its respective obligations hereunder and thereunder have been (and the Ancillary Documents to which Buyer and/or Parent is or will be a party will be at or prior to the Closing) duly authorized by all necessary limited liability company or corporate, as applicable, action on the part of Buyer and/or Parent and no other proceeding (including by its equityholders) on the part of Buyer or Parent is necessary to authorize the execution, delivery or performance of this Agreement and each of the Ancillary Documents to which Buyer and/or Parent is or will be a party or to consummate the transactions contemplated hereby or thereby. No vote of Buyer’s or Parent’s equityholders is required to approve this Agreement (and the Ancillary Documents to which Buyer and/or Parent is or will be a party) or for Buyer and/or Parent to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the Ancillary Documents to which Buyer and/or Parent is or will be a party will be at or prior to the Closing) duly and validly executed and delivered by Buyer and/or Parent and constitutes (or will constitute when executed) a valid, legal and binding agreement of Buyer and/or Parent, as applicable, (assuming that this Agreement has been, and the Ancillary Documents to which Buyer and/or Parent is or will be a party will be, duly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against Buyer and/or Parent, as applicable, in accordance with their respective terms, subject to applicable Enforceability Exception.
(b)The board of directors (or equivalent managing body) of each of Buyer and Parent at a duly held meeting (or by written consent in lieu thereof) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent, Buyer and their respective equityholders and (ii) duly and validly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.
Section 5.4[RESERVED].
Section 5.5Consents and Approvals; No Violations.
(a)Assuming the truth and accuracy of the representations and warranties set forth in Section 3.5 and Section 4.2, no notices to, filings with or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by Buyer and/or Parent of this Agreement or the Ancillary Documents to which Buyer and/or Parent is or will be a party or the consummation by Buyer and/or Parent of the transactions contemplated hereby or thereby, except for (i) notices, filings, authorizations, consents or approvals as may be required under the HSR Act (or any similar non-U.S. Laws); (ii) those set forth on Section 5.5 of the Disclosure Schedules; (iii) those the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on or otherwise prevent or delay the Closing; (iv) compliance with and filings under any liquor Laws that require notice to or consent of a liquor Governmental Entity due to a change in ownership in connection with any and all Permits that pertain to the purchase, sale, and service of liquor; and (v) applicable requirements, if any, of applicable state and federal securities Laws.
(b)Neither the execution, delivery and performance by Buyer and/or Parent of this Agreement nor the execution, delivery and performance by Buyer and/or Parent of the Ancillary Documents to which Buyer and/or Parent is or will be a party nor the consummation by Buyer and/or Parent of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Governing Documents of Buyer or Parent; (ii) except as set forth on Section 5.5 of the Disclosure Schedules, result in a violation or breach of, conflict with or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation, amendment or acceleration or result in the loss of a material benefit or right under, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which any Buyer or Parent is a party or by which Buyer or Parent or any of their respective properties or assets are bound; (iii) violate any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity having jurisdiction over Buyer or Parent; (iv) except as contemplated by this Agreement or with respect to Permitted Liens or Liens arising under applicable federal and state securities Laws, result in the creation of any Lien upon any of the properties or assets of Buyer or Parent; or (v) require the consent, notice or other action by any Person under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Buyer or Parent is a party or by which Buyer or Parent or any of its respective properties or assets are bound, except in the case of clauses (ii) through (v), as would not reasonably be expected to prevent or materially delay the Closing or consummation of the transactions contemplated hereby .
Section 5.6[RESERVED]
Section 5.7Litigation. As of the date of this Agreement, there is no Action pending or, to Buyer’s knowledge, threatened against Buyer, Parent or their respective direct and indirect subsidiaries or any of their respective properties or assets that (i) has had or if determined adversely to any Buyer or Parent would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or otherwise prevent or materially delay the Closing or consummation of the transactions contemplated hereby. As of the date of this Agreement, there is no Action pending or, to Buyer’s knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.
Section 5.8[RESERVED].
Section 5.9Brokers. Other than Deutsche Bank Securities Inc., no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Buyer or any of their respective Affiliates for which Seller, any Group Company or any of their respective Affiliates may become liable.

Section 5.10Source of Funds. None of the funds to be paid by Buyer pursuant to this Agreement (i) are derived from, or related to, any activity that is deemed criminal or subject to sanctions under any Law or (ii) will cause Seller, upon receipt of such funds, to be in violation of any Law with respect to money laundering, anti-terrorism or similar criminal Laws.
Section 5.11Financing. Buyer has delivered to Seller duly executed copies of the commitment letters (as amended, supplemented or modified from time to time in compliance with Buyer’s obligations under this Agreement, including all term sheets, exhibits, schedules, annexes, supplements and attachments thereto, the “Commitment Letters”) of (i) Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., and HPS Investment Partners, LLC, dated as of March 26, 2024 (together with the term sheet and any other exhibits, schedules, annexes and other attachments thereto, and as amended, supplemented, waived, modified, substituted or replaced from time to time after the date hereof, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources have committed to provide debt financing in the aggregate amount of $350.0 million, on the terms and subject to the conditions set forth therein (the “Debt Financing”)  and (ii) Hill Path Capital Partners III LP, dated as of March 26, 2024 (the “Preferred Stock Commitment Letter”), pursuant to which Hill Path Capital Partners III LP has committed to fund $150,000,000 for the purchase by HPC III Kaizen LP of preferred equity interests to be issued by Parent in the aggregate amount of $160,000,000 pursuant to the Investment Agreement, dated as of March 26, 2024, among Parent, HPC III Kaizen LP and HPS Investment Partners, LLC (as amended, supplemented or modified from time to time in compliance with Buyer’s obligations under this Agreement, including all term sheets, exhibits, schedules, annexes, supplements and attachments thereto, the “Investment Agreement”), a duly executed copy of which has been delivered by Buyer to Seller, on the terms and subject to the conditions set forth therein (the “Preferred Stock Financing” and, together with the Debt Financing, the “Transaction Financing”). As of the date hereof, the Commitment Letters and the Investment Agreement are in full force and effect and, to Buyer’s knowledge, constitute the legal, valid and binding obligations of the other parties thereto, enforceable against such Persons in accordance with their terms.  The Debt Commitment Letter and the Investment Agreement constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has also delivered to Seller a true, correct and complete copy of any fee letter (which may be redacted as to fee amounts) in connection with the Commitment Letters or the Investment Agreement (a “Fee Letter”). As of the date hereof, there are no contracts or arrangements related to the Debt Financing other than the Debt Commitment Letter and the Fee Letters related to the Debt Financing. Except as set forth in the Debt Commitment Letter, (i) there are no contractual conditions precedent to the obligations of the Debt Financing Sources to fund the full amount of the Debt Financing and (ii) there are no contractual contingencies or other provisions under any Contract relating to the Transaction Financing to which Buyer or any of its Affiliates is a party that would permit any Debt Financing Source to: (A) reduce the total amount of the Debt Financing; (B) impose any additional conditions precedent to the availability of the Debt Financing; (C) otherwise restrict or limit the availability of all or any portion of the Debt Financing; or (D) otherwise adversely affect the ability of Buyer to consummate the Transaction Financing on a timely basis (taking into account the anticipated timing of Closing). As of the date hereof, there are no side letters or other contracts or arrangements related to the Preferred Stock Financing other than the Investment Agreement and the related Fee Letters. Except as set forth in the Preferred Stock Commitment Letter, Investment Agreement and the Fee Letters related to the Investment Agreement, (x) there are no contractual conditions precedent to the obligations of the Preferred Stock Financing Sources to fund the full amount of the Preferred Stock Financing and (y) there are no contractual contingencies or other provisions under any Contract relating to the Transaction Financing to which Buyer or any of its Affiliates is a party that would permit any Preferred Stock Financing Source to: (A) reduce the total amount of the Preferred Stock Financing; (B) impose any additional conditions precedent to the availability of the Preferred Stock Financing; (C) otherwise restrict or limit the availability of all or any portion of the Preferred Stock Financing; or (D) otherwise adversely affect the ability of Buyer to consummate the Transaction Financing on a timely basis (taking into account the anticipated timing of Closing). As of the date hereof, (1) none of the Commitment Letters, the Investment Agreement or the Fee Letters has been amended or modified, (2) to the Buyer’s knowledge, no such amendment or modification is contemplated, and (3) the respective commitments set forth in the Commitment Letters have not been withdrawn or rescinded in any respect. Buyer has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Commitment Letters, the Investment Agreement and any related Fee Letter. At the Closing, Buyer will have sufficient funds available to pay all obligations of Buyer under this Agreement including pursuant to Section 2.3(a) and all out-of-pocket costs and expenses of Buyer arising from the Transaction Financing. As of the date hereof, to the extent this Agreement must be in a form acceptable to any party to a Commitment Letter, such party has approved this Agreement. For the avoidance of doubt, the each of Parent and Buyer affirms and agrees that obtaining of the Transaction Financing is not a condition to the Closing and that the Buyer has sufficient cash on hand, binding commitments or other sources of immediately available funds to enable it to make payment of all obligations of Buyer under this Agreement including pursuant to Section 2.3(a) and all out-of-pocket costs and expenses of Buyer arising from the Transaction Financing.

Section 5.12Acquisition of Shares for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Buyer confirms that it can bear the economic risk of its investment in the Shares and can afford to lose its entire investment in the Shares. Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling such Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable state and federal securities Laws.
Section 5.13Solvency. Immediately after giving effect to the transactions contemplated hereby, assuming the accuracy of the representations and warranties in Article 3 and Article 4 and the Company’s and Seller’s compliance with the covenants to be performed at or prior to the Closing, Buyer and each of the Group Companies (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts (including all debts, whether or not reflected in a balance sheet prepared in accordance with U.S. GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed)) and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become due; (b) will have adequate capital with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured. Buyer and each of the Group Companies are not party to, and do not contemplate or plan to enter into, any other transaction to transfer assets that would result in Buyer not being solvent or with the intent to hinder, delay or defraud present or future creditors of Buyer or any of the Group Companies.
Section 5.14Pending Transactions. None of Parent, Buyer or any of their respective  Affiliates is party to any transaction pending or contemplated to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated hereby or in any Ancillary Document or the expiration or termination of any applicable waiting period; (b) materially increase the risk of any Governmental Entity entering a writ, decree, judgment, injunction or other order prohibiting the consummation of the transactions contemplated hereby or in any Ancillary Document; or (c) materially delay the consummation of the transactions contemplated hereby or in any Ancillary Document.

Section 5.15Employees. Buyer does not currently plan or contemplate any material changes in the terms and conditions of employment of any employees of any Group Company, or any facility closings, reductions in force, or terminations of employees of any Group Company that, in the aggregate, would require notice under the WARN Act.
Section 5.16Acknowledgments and Representations by Buyer.
(a)Except for the representations and warranties contained in this Article 5 (AS QUALIFIED BY the related portions of the Disclosure Schedules), none of PARENT, BUYERor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of PARENT, BUYER, including any representation or warranty as to the accuracy or completeness of any information regarding PARENT OR BUYER furnished or made available to SELLER and its Representatives or as to the future revenue, profitability or success of parent, buyer or the Group Companies, or any representation or warranty arising from statute or otherwise in law.
(b)EACH OF PARENT AND BUYER ACKNOWLEDGES AND AGREES THAT IT (I) IS AN INFORMED AND SOPHISTICATED BUYER WITH SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF BUYER’s PURCHASE OF THE SHARES, AND THAT IT HAS ENGAGED EXPERT ADVISORS EXPERIENCED IN THE EVALUATION AND PURCHASE OF COMPANIES SUCH AS THE COMPANY; (II) HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE COMPANY AND HAS REQUESTED, RECEIVED AND EVALUATED SUCH DOCUMENTS, INFORMATION AND OTHER MATERIAL AND ASKED SUCH QUESTIONS OF THE COMPANY AS IT HAS DEEMED NECESSARY TO ENABLE IT TO MAKE AN INFORMED AND INTELLIGENT DECISION AND, BASED THEREON, HAS FORMED A JUDGMENT CONCERNING THE BUSINESS, ASSETS, CONDITION, OPERATIONS AND PROSPECTS OF THE GROUP COMPANIES AND the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby; (III) HAS BEEN (AND ITS REPRESENTATIVES HAVE BEEN) FURNISHED WITH OR GIVEN FULL ACCESS TO SUCH INFORMATION ABOUT THE

GROUP COMPANIES AND THEIR RESPECTIVE BUSINESSES AND OPERATIONS AS IT AND ITS REPRESENTATIVES AND ADVISORS HAVE REQUESTED; (IV) HAS HAD (AND ITS REPRESENTATIVES HAVE HAD) SUCH TIME AS IT DEEMS NECESSARY AND APPROPRIATE TO FULLY AND COMPLETELY REVIEW AND ANALYZE SUCH DOCUMENTS, INFORMATION AND OTHER MATERIALS PROVIDED; (V) HAS BEEN PROVIDED AN OPPORTUNITY TO ASK QUESTIONS OF THE COMPANY WITH RESPECT TO SUCH DOCUMENTS, INFORMATION AND OTHER MATERIALS AND HAS RECEIVED SATISFACTORY ANSWERS TO SUCH QUESTIONS; AND (VI) HAS BEEN (AND ITS REPRESENTATIVES HAVE BEEN) GIVEN access to the key employees, documents and facilities of the Group Companies AND THE OPPORTUNITY TO INSPECT THE CONDITION OF ASSETS AND PROPERTIES OF THE GROUP COMPANIES.
(c)IN ENTERING INTO THIS AGREEMENT, EACH OF PARENT AND BUYER HAS RELIED SOLELY UPON ITS OWN AND ITS REPRESENTATIVES’ INVESTIGATION AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE ANCILLARY DOCUMENTS (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), AND EACH OF PARENT AND BUYER ACKNOWLEDGES THE DISCLAIMER AND LIMITATIONS SET FORTH IN Section 3.20. IN FURTHERANCE OF THE FOREGOING, EACH OF PARENT AND BUYER ACKNOWLEDGES THAT, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE ANCILLARY DOCUMENTS (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), NONE OF THE GROUP COMPANIES, SELLER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES MAKES OR HAS MADE, AND EACH OF PARENT AND BUYER HAS NOT RELIED ON, ANY REPRESENTATION OR WARRANTY (CONTRACTUALLY, LEGALLY OR OTHERWISE), EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO PARENT, BUYER OR ANY OF THEIR RESPECTIVE AGENTS, REPRESENTATIVES, LENDERS OR AFFILIATES PRIOR TO THE EXECUTION OF THIS AGREEMENT; provided, that nothing in this Agreement shall be deemed to modify or alter any Party’s rights or obligations in the case of Fraud.
Article 6
COVENANTS
Section 6.1Conduct of Business of the Group Companies. Except as may be otherwise expressly provided by this Agreement, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to:
(a)except as consented to in writing by Buyer (which consent shall not be unreasonably delayed, conditioned or withheld) or to the extent required by applicable Laws, conduct its business in the ordinary course of business of the Group Companies (including with respect to the preparation of audited and unaudited financial statements) and use commercially reasonable efforts to (i) preserve substantially intact their business organization and assets; (ii) preserve the current relationships of the Group Companies with suppliers with which the Group Companies have significant business relations; and (iii) keep and maintain their assets and properties in good repair and normal operating condition, wear and tear excepted; and
(b)without limiting the generality of the foregoing, except as consented to in writing by Buyer (which consent shall not be unreasonably delayed, conditioned or withheld), not:
(i)amend any material provision of its Governing Documents or any other provision in a manner that would reasonably be expected to adversely affect Buyer;
(ii)(A) split, combine, subdivide or reclassify any of its capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or (B) amend the terms of, repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock or other equity securities or any capital stock or other equity securities of its Subsidiaries;
(iii)authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including Indebtedness having the right to vote) or equity equivalents (including stock or equity appreciation rights) or amend in any respect any of the terms of any such securities or equity equivalents outstanding on the date hereof;
(iv)declare, set aside, make or pay any non-cash dividends or other non-cash distributions (whether in stock, property or otherwise) with respect to any of its capital stock or equity interests, as applicable (other than dividends or distributions between wholly owned Group Companies);
(v)make any material change in its policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof;
(vi)(A) make any material change in its accounting, auditing or tax methods, principles, practices or elections, except as required as a result of a change in Law or U.S. GAAP (including as a result of ASC 842) or as required by any Governmental Entity after the date hereof, or (B) revalue any assets of the Group Companies, including inventory or accounts receivable write-downs, except to the extent reflected in Net Working Capital;
(vii) (A) except in the ordinary course of business of the Group Companies sell, license, lease, transfer, assign, encumber, abandon or otherwise dispose of any of its properties or assets (tangible or intangible), other than the sale or other disposal of obsolete or worn-out equipment and the license or abandonment of Intellectual Property Rights that are no longer used in the business of the Group Companies or (B) mortgage, pledge or impose any Lien upon any portion of its properties or assets, in each case, other than Permitted Liens and Liens required in connection with the Agreement;

(viii)(A) make any investment or acquisition, in a single transaction or a series of related transactions, including by purchase of stock or securities, contributions to capital, property transfers, merger or purchase of all or substantially all or any portion of the property or assets of any Person; (B) merge or consolidate with any Person; or (C) liquidate, dissolve or effect a recapitalization, restructuring or reorganization in any form of transaction;
(ix)except as may be required by applicable Law or contract, materially amend or modify any written employment contract in effect as of the date of this Agreement or any Employee Benefit Plan, or increase the compensation and/or benefits provided to or under any contract for the employment of any employee or officer of the Group Companies receiving an annual base salary in excess of $50,000 (except for any such contract that can be terminated by the Group Companies without cause and without incurring severance, termination compensation, or similar obligations);
(x)incur any indebtedness for borrowed money other than (A) pursuant to the Credit Agreement and (B) indebtedness for borrowed money that is incurred under an instrument that will be repaid in full at or prior to the Closing;
(xi)enter into or materially amend any transaction with a Related Party that would be binding after Closing;
(xii)materially amend or breach, or accelerate, enter into or renew or terminate (except for any termination upon expiration or renewal in accordance with the terms of such Material Contract or Real Property Lease) any Material Contract or any Real Property Lease, or otherwise waive, release or assign any material rights, claims or benefits of any Group Company thereunder;
(xiii) make or obligate itself to make any purchase or series of related purchases in excess of $50,000 (it being understood that (w) purchases pursuant to commitments entered into prior to the date hereof will not be limited hereby, (x) individual orders or purchases by or for the benefit of (1) different Group Companies, or, (2) in the instance of multiple restaurant locations owned by a single Group Company, different restaurant locations, from the same vendor will not be aggregated as a single purchase for this purpose and (y) individual orders or purchases by or for the benefit a (1) single Group Company, or, (2) in the instance of multiple restaurant locations owned by a single Group Company, a single restaurant location, from a single vendor made on the same day will be aggregated for this purpose but (z) individual orders or purchases by or for the benefit of (1) a single Group Company or, (2) in the instance of multiple restaurant locations owned by a single Group Company, a single restaurant location, from a single vendor made at least two (2) Business Days apart will not be aggregated for this purpose); provided, that any action or omission by any Group Company that is otherwise specifically addressed by any other provision of this Section 6.1(b) shall not be restricted by, or require consent of Buyer under, this Section 6.1(b)(xiii);
(xiv)make any material change in the manner in which the Group Companies generally extend discounts or credits to customers;

(xv)make, change or revoke any Tax election, adopt or change any Tax accounting method or period, amend any Tax Return, or settle or compromise any Tax liability or any audits or other administrative actions or claims or proceedings with regard to any Taxes or Tax Returns of any Group Company, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, file any Tax Return other than on a basis consistent with past practice (unless otherwise required by applicable Law) or enter into any closing agreement, in each case, to the extent that any of the foregoing actions could reasonably be expected to have an adverse impact on Buyer or any Group Company with respect to a taxable period beginning after the Closing Date;
(xvi)settle or compromise any Action; or
(xvii)agree, whether orally or in writing, to do any of the foregoing.
(c)Notwithstanding anything to the contrary contained in this Section 6.1, (i) this Section 6.1 shall not prohibit any Group Company from taking actions or omitting from taking actions in response to COVID-19 or any COVID-19 Measures; and (ii) no such action or omission shall be deemed to constitute a breach of this Section 6.1 or serve as a basis for termination of this Agreement under Article 9 or assertion that any condition to closing under Article 7 has not been satisfied.
Section 6.2Corporate Ratification. Prior to Closing, Seller shall cooperate reasonably and in good faith with Buyer, and use its commercially reasonable efforts to have executed and delivered to Buyer documents prepared by Buyer and in customary form, or prepared by a Group Company or its attorneys and in the possession of the Group Companies on the date of this Agreement, to ratify or otherwise correct or approve material omissions or errors in the corporate records of any Group Companies related to the initial organization or formation, or the equity ownership of, any Group Companies, to the extent identified by Buyer as requiring ratification, correction or approval.
Section 6.3Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to the last sentence of this Section 6.3, the Company shall, and shall cause the other Group Companies to, provide to Buyer and its authorized representatives during normal business hours, upon reasonable advance written notice, reasonable access to all books, records, properties, assets, personnel and facilities of the Group Companies in a manner so as to not unreasonably interfere with the normal business operations of the Group Companies for the sole purpose of consummating the transactions contemplated hereby; provided, that after the date hereof and prior to the Closing Date, Buyer shall be entitled to meetings with the Company’s senior management at the request of Buyer, on the subject of updates to the Company’s financial condition (with the Company’s Chief Executive Officer permitted to attend any such meeting in which he is asked to participate by telephone or video conference if requested by the Company’s Chief Executive Officer); provided further, that neither Buyer nor its authorized representatives shall have any right to conduct any environmental testing, sampling or invasive analyses without Seller’s written consent (which consent may be denied or conditioned in Seller’s sole and absolute discretion); provided further, that the foregoing shall not require the provision to Buyer or any of its authorized representatives of (a) information (i) if doing so would violate any Law, fiduciary duty or contract to or by which Seller or any of its Affiliates (including the Group Companies) is subject or bound; (ii) if it reasonably determined that doing so could result in the loss of the ability to successfully assert attorney-client and work product privileges; or (iii) if Seller, the

Company or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in any Action and such information is reasonably pertinent thereto; or (b) information relating to Taxes or Tax Returns other than information relating to the Group Companies. All of such information shall be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.  Parent agrees that it shall be bound by the Confidentiality Agreement to the same extent as Buyer.

Section 6.4Efforts to Consummate.
(a)Subject to the terms and conditions of this Agreement (including Section 6.4(e)), each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or desirable under Law to consummate and make effective the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtaining any required consents, approvals or authorizations under the HSR Act (or any similar non-U.S. Laws); and (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity, in each case, that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”).
(b)Subject to the terms and conditions of this Agreement (including Section 6.4(e)), each of the Parties shall, and shall cause their respective Affiliates to, (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and within ten (10) Business Days after the date hereof, (ii) make or cause to be made all filings required or advisable of each of them or any of their respective Affiliates under any non-U.S. Laws similar to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (iii) use reasonable best efforts to comply at the earliest practicable date with any request under the HSR Act (or similar non-U.S. Laws) for additional information, documents or other materials received by each of them or any of their respective Affiliates from any Governmental Entity in respect of such filings or such transactions and (iv) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Entity under the HSR Act (or similar non-U.S. Laws) with respect to any such filing or any such transaction.
(c)Each Party shall use its reasonable best efforts to furnish to the other Parties all information required for any application or other filing to be made pursuant to the HSR Act (or similar non-U.S. Laws) or other regulatory Laws in connection with the transactions contemplated by this Agreement. Each of Parent and Buyer will advise Seller promptly (and in any event within two (2) Business Days prior to communicating such agreements with any Governmental Entity) of any understandings, undertakings or agreements (oral or written) that Parent or Buyer proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement. Each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filing or any such transaction. No Party shall independently participate in any meeting with any Governmental Entity in respect of any such filing or any investigation or other inquiry with respect to the transactions contemplated by this Agreement without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend or participate. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act (or similar non-U.S. Laws) or other regulatory Laws with respect to the transactions contemplated hereby. Each Party shall have the right to (i) review and approve in advance, with such approvals not to be unreasonably withheld or delayed, all filings with any Governmental Entity to be made jointly in connection with the transactions contemplated by this Agreement and (ii) review and comment on in advance, with such comments to be considered by the filing Party in good faith, all filings with any Governmental Entity to be made by the other Parties in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 6.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the receiving Party, and the receiving Party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other representatives of the receiving Party, unless express written permission is obtained in advance from the source of the materials. Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall require any Party to provide to any other Party any information or materials that are sensitive personally identifiable information or legally privileged.
(d)Subject to the terms and conditions of this Agreement (including Section 6.4(e)), each Party shall use its reasonable best efforts to promptly resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act (or similar non-U.S. Laws) so as to enable Closing as promptly as practicable but, in any event, no later than the Outside Date; provided, however, that if any Action is instituted challenging any transaction contemplated by this Agreement as in violation of the HSR Act (or similar non-U.S. Laws) or any other Antitrust Law, neither Buyer nor Parent shall have any obligation or duty to contest and resist any such Action or seek to have vacated, lifted, reversed or overturned any writ, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts the consummation of the transactions contemplated by this Agreement. None of the Parties shall stay, toll, or extend any applicable waiting period under the HSR Act (or similar non-U.S. Laws), or pull or refile any filing made under the HSR Act (or similar non-U.S. Laws) without the advance written agreement of the other Parties, which shall not be unreasonably withheld, delayed or conditioned.
(e)Each of Parent and Buyer further agrees that it shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to obtain any necessary Regulatory Approval, including under the HSR Act (or similar non-U.S. Laws), or otherwise to the extent required to satisfy the conditions set forth in Section 7.1, Section 7.2 or Section 7.3, as applicable, and to try to avoid the commencement of any Action by any Governmental Entity seeking, or the entry of, any writ, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would result in, or to have lifted, vacated, reversed or terminated, any writ, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, issued by any

Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement; provided, that, for the avoidance of doubt, neither Buyer nor Parent has any obligation or duty to take or cause to be taken any of the following actions to obtain any necessary Regulatory Approval, including under the HSR Act (or similar non-U.S. Laws): (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license or other disposition (including by licensing any Intellectual Property Rights) of any assets or businesses of the Group Companies, Parent, Buyer or any of their respective Affiliates (including equity interests held by Parent, Buyer or any of their respective Affiliates in entities with assets or businesses); (ii) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, behavioral limitations on any assets or businesses of the Group Companies, Parent, Buyer or any of their respective Affiliates (including equity interests held by Parent, Buyer or any of their respective Affiliates in entities with assets or businesses); (iii) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the termination, modification, transfer or other action with respect to any existing relationships and contractual rights and obligations of the Group Companies, Parent, Buyer or any of their respective Affiliates; (iv) otherwise offer to take or offer to commit to take any action that it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits or affects its freedom of action; and (v) in the event that any writ, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, issued by any Governmental Entity is entered or becomes reasonably foreseeable to be entered in any Action that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated by this Agreement, take any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (i), (ii), (iii) and (iv) above) necessary to vacate, modify or suspend such writ, decree, judgment, injunction or other order.
(f)Whether or not the Closing occurs, each of Buyer and Seller shall be responsible for the payment of 50% of all applicable filing fees under the HSR Act and all non-U.S. Laws similar to the HSR Act, and each of Buyer and Seller shall be responsible for the payment of legal and consulting fees of such Party and its Affiliates.
Section 6.5Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller and the Company shall not take and shall cause the other Group Companies not to take, nor shall any of their Affiliates, officers, directors, managers, members, partners, executive employees, representatives, consultants, financial advisors, attorneys, accountants or other agents take, any action directly or indirectly to solicit, initiate or engage in discussions or negotiations with or provide any information to or enter into any agreement with any Person (other than Parent, Buyer and/or any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) concerning any purchase of any of the Company’s equity securities or any merger, sale of all, or substantially all, of its assets outside of the ordinary course of business of the Group Companies or similar transaction involving or relating to the Group Companies, other than assets sold in the ordinary course of business of the Group Companies (each such transaction, a “Competing Transaction”). Notwithstanding the foregoing, (i) each of Parent and Buyer hereby acknowledges that, prior to the date of this Agreement, Seller and the Company has provided information related to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Competing Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for Competing Transaction without any breach of this Section 6.5 and (ii) Seller and the Company may respond to any unsolicited proposal regarding a Competing Transaction by indicating, without identifying Parent, Buyer or any of their respective Affiliates by name or otherwise, that each of Seller and the Company is subject to an exclusivity agreement and is unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning a Competing Transaction for as long as this Agreement remains in effect.

Section 6.6Contact with Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of Parent and Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee, supplier, distributor or other material business relation of Seller or any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior written consent of Seller (which may be given, conditioned or withheld in Seller’s sole and absolute discretion).
Section 6.7Indemnification; Directors’ and Officers’ Insurance.
(a)Buyer agrees that the Group Companies’ Governing Documents shall continue to contain provisions no less favorable with respect to indemnification and exculpation than those that are now existing in favor of the directors, managers, officers, employees and agents of each Group Company, as provided in each such Group Company’s Governing Documents or any other indemnification agreements or arrangements to which a Group Company is subject that is in existence as of the date hereof, which provisions shall survive the Closing and shall not be amended, repealed or otherwise modified for a period of at least six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of any Persons who were directors, managers, officers, employees or agents of the Group Companies prior to or as of immediately prior to Closing (the “D&O Indemnitees”) unless such modification is required by applicable Law, it being the intent of the Parties that the D&O Indemnitees will continue to be entitled to such exculpation and indemnification to the fullest extent permitted by applicable Law. In addition to the other rights provided for in this Section 6.7(a) and not in limitation thereof, from and after the Closing, Buyer will cause the Group Companies (each member, a “D&O Indemnifying Party”) for a period of six (6) years after the Closing Date, (i) to the fullest extent permitted by applicable Law, to indemnify and hold harmless (and release from any liability in favor of Buyer and the Group Companies) the D&O Indemnitees from and against all D&O Expenses (as defined below) and all Losses, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed Action, whether criminal, civil, administrative or investigative, based on or arising from or relating to the fact that such Person is or was a director, manager, officer, employee or agent of any Group Company arising out of acts or omissions occurring at or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a “D&O Claim”) and (ii) to advance (or reimburse, if requested by a D&O Indemnitee) to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) within ten (10) Business Days after receipt of reasonably detailed statements therefor; provided, however, that (A) the Person to whom D&O Expenses are to be advanced pursuant to the preceding clause (ii) provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and (B) no such indemnification or advancement shall be payable in respect of any liabilities arising out of the willful misconduct, fraud or bad faith of any of the D&O Indemnitees. For the purposes of this Section 6.7(a), “D&O Expenses” will include reasonable out-of-pocket attorneys’ and other fees, costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in, any D&O Claim, but will exclude Losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).
(b)Contemporaneously with the Closing, the Parties shall cause the Company to, and the Company shall, purchase and maintain in effect beginning on the Closing Date and for a period of six (6) years thereafter without any lapses in coverage, (i) a “tail” policy providing directors’ and officers’ liability insurance coverage with respect to matters occurring prior to the Closing and (ii) “run-off” coverage as provided by the Group Companies’ respective fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Group Companies’ existing policies (collectively, the “Tail Policy”). The Parties acknowledge and agree that the Tail Policy and the indemnification obligations of the Group Companies referenced in clause (a) above are the first source of recovery for such insured persons in respect of all matters occurring prior to the Closing.
(c)The directors, managers, officers, employees and agents of the Group Companies entitled to indemnification, liability limitation, exculpation and insurance set forth in this Section 6.7 are intended to be third-party beneficiaries of this Section 6.7.
(d)At and after the Closing, Buyer shall not, and shall cause the Group Companies not to, take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the Persons referred to in Section 6.7(b). If Buyer, any Group Company, any Subsidiary thereof or any of its or their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person in one or a series of related transactions, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer, any Group Company, any Subsidiary thereof or any of its or their respective successors or assigns shall assume the obligations set forth in this Section 6.7; provided, Buyer, any Group Company, any Subsidiary thereof and any of its or their respective successors or assigns shall not be relieved from such obligation. In addition, Buyer, any Group Company, any Subsidiary thereof and any of its or their respective successors or assigns shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render Buyer, any Group Company, any Subsidiary thereof and any of its or their respective successors or assigns unable to satisfy its obligations under this Section 6.7.
Section 6.8Documents and Information. After the Closing Date, Buyer shall, and shall cause the Group Companies to, until the seventh (7th) anniversary of the Closing Date, retain all books,

records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by Seller during normal business hours of the Group Companies, as applicable, upon reasonable request and upon reasonable notice.

Section 6.9Employee Benefits Matters.
(a)During the period beginning on the Closing Date and ending no earlier than the first (1st) anniversary of the Closing Date, Buyer shall provide employees of the Group Companies who continue to be employed by the Group Companies (the “Continuing Employees”), (i) base salary or wage level and target bonus opportunities no less than those provided to the Continuing Employees immediately prior to the Closing Date and (ii) employee benefits (excluding equity incentive arrangements, deferred compensation, and defined benefit pensions) at least as favorable in the aggregate with those employee benefits provided to the Continuing Employees immediately prior to the Closing Date. Nothing contained in this Agreement shall be deemed to impair the right of Buyer to determine which employees, if any, will continue to be employed.
(b)Buyer further agrees that, from and after the Closing Date, to the extent Buyer does not continue the Group Companies’ Employee Benefit Plans, Buyer shall and shall cause the Group Companies to credit each Continuing Employee for any service with the Group Companies or any of their predecessors earned prior to the Closing Date to the extent such service was recognized for corresponding benefits under the analogous Employee Benefit Plan for eligibility, vesting and benefit accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be sponsored, established or maintained by Buyer or the Group Companies or any of their Affiliates on or after the Closing Date (the “New Plans”) in which any Continuing Employee is eligible to participate, except (i) where such credit would result in a duplication of benefits, (ii) to the extent that prior service is not credited to employees of Buyer or its Affiliates under any such New Plans, but only if employees of Buyer or its Affiliates are generally eligible to participate under such New Plan, or (iii) with respect to benefit accruals under qualified and nonqualified defined benefit pension plans.
(c)In addition, Buyer shall use commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under the analogous Employee Benefit Plan as of the Closing Date, and (ii) provide each Continuing Employee with credit for any deductible, co-insurance and covered out-of-pocket expenses paid during the portion of the applicable plan year on or before the Closing Date by any employee (or covered dependent thereof) of the Group Companies for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan to the extent coverage under such New Plan replaces coverage under the comparable Employee Benefit Plan in which the Continuing Employees participated immediately before such replacement. Buyer agrees that Buyer and the Group Companies shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(d)The Group Company sponsoring the Benihana Restaurant Employees 401(k) Plan and the Benihana 401(k) Plan (the “401(k) Plans”) shall adopt written resolutions and shall take or cause to be taken all other actions necessary and appropriate to terminate the 401(k) Plans effective no later than one (1) day immediately preceding the Closing Date. The Seller shall deliver to the Buyer, no later than one (1) day immediately preceding the Closing Date, copies of all documentation (including appropriate board resolutions and plan amendments) to: (i) terminate each 401(k) Plan; (ii) cease all contributions to each 401(k) Plan; and (iii) fully vest the account balance of each participant in each 401(k) Plan, such termination, cessation of contributions and vesting to be effective no later than one (1) day prior to the Closing Date but contingent on the occurrence of the Closing. Such documentation shall be subject to the approval (not to be unreasonably withheld) of the Buyer. Buyer shall cause the applicable 401(k) plan that is a New Plan to accept rollover contributions from the 401(k) Plan(s) for Continuing Employees and shall use commercially reasonable efforts to provide for the rollover of outstanding loan amounts under the 401(k) Plan(s) for Continuing Employees to the applicable New Plan.
(e)Nothing contained in this Section 6.9, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Employee Benefit Plan, or constitute a limitation on rights to amend, modify, merge or terminate any Employee Benefit Plan; (ii) give any current or former employee, director or other service provider of any Group Company (including any beneficiary or dependent thereof), or any labor organization, union, works council, employee association, trade union, other similar employee representative or employee committee or plan, any third-party beneficiary or other rights under this Agreement; or (iii) obligate Buyer or any of its Affiliates to (A) maintain any particular Employee Benefit Plan or (B) retain the employment or services of any employee, director or other service provider.
Section 6.10No Public Disclosure. No press release or public announcement related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued or made by any Party (nor will Seller permit any of its advisors or Affiliates to do any thereof) without the prior written approval of Buyer; provided, that disclosures may be made in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Documents or the transactions contemplated thereby. Parent may issue a press release or public announcement, and file such announcement, a description of the Agreement, and a copy of the Agreement with the SEC, provided that Seller shall be afforded a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication and Parent considers in good faith any proposed comments made by Seller.  Notwithstanding anything to the contrary contained in this Section 6.10, Seller or any of its Affiliates may make customary disclosures, including the key economic terms of the transactions contemplated in this Agreement and the return realized as a result thereof, to its current or prospective investors, Affiliates, partners, members, financing sources, counsel, accountants, consultants and other advisors; provided, that, in each case, such disclosure (i) has a valid business purpose and is effected in a manner consistent with customary practices, (ii) is made only to parties with an obligation to maintain the confidentiality of any information that would reasonably be considered material non-public information of Parent (assuming the Closing had occurred), and (iii) is not inconsistent with disclosures made by Parent. Following the Closing, Angelo, Gordon & Co., L.P. and its Affiliates may use and reference the names of each Group Company and the associated marks and logos for the sole purpose of describing the historical relationship of the Group Companies with Angelo, Gordon & Co., L.P. and its Affiliates (including on their respective web sites), and the Company hereby grants (and agrees to cause each Group Company to grant) to Angelo,

Gordon & Co., L.P. and its Affiliates a royalty-free, non-exclusive right and license to use each Group Company’s names and the associated marks and logos for such purpose.

Section 6.11Tax Matters.
(a)Preparation and Filing of Tax Returns. Except as otherwise provided in this Section 6.11, Buyer shall be responsible for preparing and filing all Tax Returns of the Group Companies that are due after the Closing Date. Such Tax Returns shall include the Transaction Tax Deductions as deductions for the Group Companies for the taxable period ending on the Closing Date to the extent Buyer reasonably determines that such deductions are includible on a “more likely than not” basis.
(b)Tax Refunds.
(i)Seller shall be entitled, without duplication, to any refund of Income Taxes from a Governmental Entity received by the Group Companies after the Closing Date for a Pre-Closing Tax Period, including any interest paid thereon by the applicable Governmental Entity, but only to the extent such refunds or interest are actually paid in cash to the Group Companies or result in an immediate reduction in the amount of a cash Tax liability owed by the Group Companies (a “Seller Tax Refund”); provided, however, that there shall be excluded from the definition of Seller Tax Refund all amounts (A) that arise as a result of a carryback of a loss or other Tax benefit from a Tax period or portion thereof beginning after the Closing Date, (B)  payable to a third party pursuant to any contract entered into prior to the Closing, (C) taken into account in the determination of the Cash Purchase Price, including as an accrual in the computation of Net Working Capital or Indebtedness, and (D) that Buyer reasonably determines constitute Buyer Unrecovered Pre-Closing Tax Liabilities. “Buyer Unrecovered Pre-Closing Tax Liabilities” means (a) Losses incurred or expected to be incurred by Buyer or any Group Company attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.15, and (b) Taxes incurred or expected to be incurred by Buyer or any Group Company for any Pre-Closing Tax Period that are unpaid as of the Closing Date and that are otherwise not borne by Seller by having been taken into account in the determination of the Cash Purchase Price, including as an accrual in the computation of Net Working Capital or Indebtedness.
(ii)Buyer shall pursue and take all commercially reasonable actions reasonably necessary to promptly obtain any refunds to which Seller would be entitled under Section 6.11(b)(i), including using any applicable “quick refund” claim procedures, but only to the extent that taking such actions could not reasonably be expected to adversely affect Buyer.
(iii)Within fifteen (15) days after Buyer, any Group Company or any of their Affiliates receive a Seller Tax Refund, Buyer or the Company shall, or shall cause the applicable Group Company or Affiliate to, deliver and pay over, by wire transfer of immediately available funds, the amount of such Seller Tax Refund to Seller (net of any reasonable expenses or Taxes incurred by Buyer or a Group Company in connection therewith).
(iv)If the amount of any Seller Tax Refund is subsequently determined to be less than the amount of the Seller Tax Refund that was paid to Seller pursuant to this Section 6.11(b), including as a result of a disallowance by a Governmental Entity, Seller shall promptly repay to Buyer or the Group Company, as applicable, the amount of such excess Seller Tax Refund (including any interest or penalties in respect of such disallowed amount that are owed to any Governmental Entity).
(v)None of Buyer or the Company shall, or shall permit any Group Company or any of their Affiliates to, intentionally forfeit, fail to collect or otherwise minimize or delay any payment pursuant to Section 6.11(b)(iii).
(c)Straddle Period Allocation. For purposes of this Agreement, in the case of any Tax (or Tax refund or credit) imposed with respect to a Straddle Period, the portion of such Tax (or Tax refund or credit) that is allocable to the portion of such Straddle Period ending on the Closing Date shall be (i) in the case of any Taxes other than Income Taxes, Taxes based on receipts, sales or payments and other Taxes that are transaction based, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transaction based (or Income Tax refunds or credits), be deemed equal to the amount that would be payable if the relevant Straddle Period ended on the Closing Date, provided, for the avoidance of doubt, that all permitted allowances, credits, exemptions and deductions that are normally computed on the basis of an entire year period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period in proportion to the number of days in each such period.
(d)Tax Claims; Cooperation.
(i)Except with respect to the W-2 Matter, which is addressed in Section 6.11(e), Buyer shall control any audit, examination, claim or other proceeding with respect to Taxes of the Group Companies made by any Governmental Entity (a “Tax Claim”); provided, that, with respect to any Tax Claim that, if successful, could materially reduce the amount of any payment pursuant to Section 6.11(b), (A) Buyer shall provide written notice of such Tax Claim to Seller within ten (10) days of Buyer’s receipt of notice thereof (provided that no delay in providing such notice shall increase or accelerate Buyer’s obligations pursuant to this Section 6.11 except to the extent Seller is materially prejudiced thereby); and (B) Seller shall have the right to review and comment upon material submissions to Governmental Entities made in the course of such Tax Claim at its own expense, and neither Buyer nor any Group Company shall settle or otherwise dispose of any such Tax Claim without the consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.
(ii)The Parties shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns and resolving all disputes and audits with respect to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits relating to Taxes with respect to all taxable periods.

(e)W-2 Matter
(i)From and after the Closing, solely to the extent of and from the W-2 Indemnity Escrow Funds, the Seller shall indemnify Buyer and its Affiliates (including the Group Companies) and its and their respective officers, directors, employees, successors and assigns (the “Indemnified Parties”) against, and hold the Indemnified Parties harmless from, all Losses (including fees, penalties and interest) actually incurred by any of the Indemnified Parties arising out of, attributable to, resulting from, or in respect of the W-2 Matter.
(ii)Notwithstanding anything to the contrary in this Agreement, Seller shall, at its own expense, control all conduct, preparation of, filing for, procedures undertaken or participation in any tax proceedings by any Group Company with any Governmental Entity in connection with the W-2 Matter prior to and after Closing, and Seller shall use commercially reasonable efforts to resolve the W-2 Matter as promptly as reasonably possible after Closing, and the Company and Buyer shall, and shall cause their respective subsidiaries, to use commercially reasonable efforts to undertake any procedures and, subject to Section 6.11(e)(iii) below, enter into any settlement determined and approved by Seller in good faith with respect thereto.  Without limiting the foregoing, Buyer, Seller and the Group Companies shall furnish to each other such information and reasonable assistance as any of them reasonably requests in connection with the any of the aforementioned tax proceedings, and instruct their respective officers, employees and advisors (including legal, financial and accounting) to reasonably cooperate with each other and its advisors in connection with the foregoing, including by making themselves and any relevant information and documentation reasonably available.
(iii)None of Seller, Buyer nor any Group Company shall settle or otherwise dispose of the W-2 Matter without the consent of each other, which shall not be unreasonably withheld, conditioned or delayed, and Seller, Buyer and each Group Company shall keep the others promptly informed of the status of such efforts (including with respect to any correspondence or discussions with the relevant Governmental Authorities) and Seller and the applicable Group Company shall consider in good faith any reasonable comments Buyer provides regarding such efforts; provided that no consent of Buyer or the Company Group shall be required, and the Company Group shall take the Seller’s direction with respect to, any settlement or other disposition of the W-2 Matter, so long as (x) the sum of the amount payable to any Governmental Entity with respect thereto, plus all associated costs and expenses that are reimbursable by Seller hereunder, does not exceed the W-2 Indemnity Escrow Funds, and (y) such settlement or other disposition does not contemplate any material obligations on any Group Company with respect to its conduct after Closing, except to comply with applicable law and make the applicable cash payment or payments.
(iv)The indemnification obligation of Seller pursuant to Section 6.11(e)(i) shall terminate and be of no further force or effect upon the date that the last of all payments owed to any Governmental Entity in respect of the W-2 Matter is received and acknowledged by such Governmental Entity. On such date, Buyer and Seller shall promptly (and in any event within three Business Days) deliver joint written instructions to the Escrow Agent to release any remaining W-2 Indemnity Escrow Funds to Seller.

(v)Notwithstanding anything to the contrary herein or otherwise (A) the indemnification obligation contemplated by this Section 6.11(e) shall be satisfied solely from the W-2 Indemnity Escrow Funds, pursuant to a joint written instruction executed by the Parties, (B) Seller’s aggregate liability for indemnification pursuant to Section 6.11(e) shall not exceed the W-2 Indemnity Escrow Amount, (C) in no event shall any Indemnified Party have direct recourse against Seller for indemnification obligations pursuant to this Section 6.11(e), and (D) in no event shall any Indemnified Party be entitled to recover against Seller or any of its Affiliates in respect of the W-2 Matter pursuant to any other Section of this Agreement.
(vi)The parties agree to treat any payment made to Buyer or any Group Company pursuant to this Section 6.11(e) as an adjustment to the purchase price for all Tax purposes, except as otherwise required by Law.
(f)Closing Tax Period. The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Group Companies for all Tax purposes.
(g)Withholding Certificate. Prior to or at the Closing, the Company shall deliver a certificate in a form and substance required under Treasury Regulations Section 1.1445-2(b). Prior to or at the Closing, Seller shall deliver to Buyer a duly executed IRS Form W-9.
(h)Disputes. If any dispute arises concerning Tax matters or payments under this Section 6.11 and such dispute cannot be resolved through good-faith negotiations among the Parties, such dispute shall be resolved promptly by the Accounting Firm in accordance with the principles of Section 2.3(b)(ii).
(i)Provisions Governing Tax Matters. The provisions of this Section 6.11 shall govern with respect to Tax matters.
Section 6.12Consents. Buyer acknowledges that certain consents to and notices in respect of the transactions contemplated by this Agreement may be required from or to parties to contracts, leases, licenses or other agreements to which the Group Companies are a party (including the contracts set forth on Section 3.5 of the Disclosure Schedules). During the period between the date hereof and the Closing Date, the Company will use its commercially reasonable efforts, and Buyer will cooperate with the Company, to obtain the consent of the landlords under the Real Property Leases set forth on Schedule 6.12 and to submit the required notices to state and local liquor licensing authorities set forth on Schedule 6.12; provided, however, that (i) neither Seller nor any Group Company shall be required to pay any amounts to any third-party (other than normal and customary legal fees and expenses and miscellaneous administrative fees) or agree to any material amendments to such Real Property Leases as a condition of obtaining such consents, (ii) the failure of the Company to actually obtain any such consents shall not, in and of itself, result in, or have the effect of, a failure of any of the conditions to closing set forth in Article 7 and (iii) the notice process with respect to liquor licenses shall be subject to Buyer’s reasonable direction.
Section 6.13Transfer Taxes. All Transfer Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The Parties shall cooperate in timely filing any Tax Return or other document with respect to such Transfer Taxes as may be required to comply with the provisions of applicable Laws relating to Transfer Taxes.

Section 6.14R&W Insurance. Buyer acknowledges and represents that, as of the date hereof, Buyer has obtained a binding R&W Insurance Policy in the forms attached hereto as Exhibit B-1 and Exhibit B-2, respectively. The R&W Insurance Policy shall provide that the insurer shall waive any right of subrogation against Seller, its Affiliates or any of its or their direct or indirect, past or present, shareholder, member, partner, employee, director or officer (or the functional equivalent of any such position) (each, a “Seller Party”) in connection with this Agreement and the transactions contemplated hereby, except in the case of Fraud. Buyer shall not amend the R&W Insurance Policy in any manner adverse to any Seller Party without Seller’s express prior written consent.
Section 6.15Financing. Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the Transaction Financing on the terms and conditions not materially less favorable to the Company than the terms and conditions set forth in the Commitment Letters and the Investment Agreement on or prior to the Closing. Such efforts include using commercially reasonable efforts to (a) comply with and maintain in effect the Commitment Letters and the Investment Agreement in accordance with their terms and conditions until the Transaction Financing is consummated, (b) work with the Company to satisfy on a timely basis all conditions and covenants in the Commitment Letters, the Investment Agreement and the Transaction Financing, (c) promptly negotiate the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter so that the definitive agreements for the Debt Financing are available to be entered into by the Company no later than the Closing Date, (d) consummate the Transaction Financing at or prior to the Closing, including causing the Financing Sources to fund the Transaction Financing at the Closing and (e) enforce its rights pursuant to the Commitment Letters and the Investment Agreement; provided, however, that if funds in the amount set forth in the Commitment Letters become, or are reasonably anticipated by Buyer to become, unavailable to Buyer on the terms and conditions set forth therein, Buyer shall use its commercially reasonable efforts to obtain, promptly following the occurrence of such event (and in no event later than the Closing), such funds to the extent available on terms and conditions no less favorable in the aggregate to Buyer than as set forth in the Commitment Letters and the Investment Agreement (the “Alternate Financing”). Notwithstanding the foregoing, except as contemplated by the Debt Commitment Letter, in no event shall any of the definitive financing agreements in respect of the Debt Financing (i) reduce (or would reasonably be expected to have the effect of reducing) the aggregate dollar amount of the Debt Financing provided for in the Debt Commitment Letter; (ii) expand the conditions or other contingencies relating to the receipt or funding of the Debt Financing beyond those expressly set forth in the Debt Commitment Letter, materially amend or modify any of such conditions or other contingencies in a manner adverse to Buyer or the Company or impose any new or additional condition or other contingency relating to the receipt or funding of the Debt Financing; or (iii) contain terms (other than those terms expressly set forth in the Debt Commitment Letter) that would delay the Closing Date. Each of Parent and Buyer acknowledges and agrees that none of the obtaining of the Transaction Financing or any Alternate Financing or Seller or any of its Affiliates having or maintaining any available cash balances is a condition to the Closing, and reaffirm the obligations of Parent and Buyer to consummate the transactions contemplated hereunder irrespective and independently of the availability of the Transaction Financing or any permitted Alternate Financing, or Seller or any of its Affiliates having or maintaining any available cash balances.

Section 6.16Cooperation with Financing.
(a)The Parties acknowledge that Buyer will attempt to arrange the Transaction Financing for the purpose of funding the transactions contemplated by this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Group Companies shall, at Buyer’s sole cost and expense and at Buyer’s reasonable request, use reasonable best efforts to cooperate with Buyer in connection with the arrangement of the Transaction Financing as may be customary for similar financings, by exercising reasonable best efforts to (i) make available to Buyer and the Preferred Stock Financing Sources and the Debt Financing Sources (collectively the “Transaction Financing Sources”) such financial and other pertinent information regarding the Group Companies as may be reasonably requested by Buyer and the Transaction Financing Sources; (ii) make available the Company’s officers with appropriate seniority and expertise to participate at reasonable times and upon reasonable notice in a reasonable number of meetings (it being understood that such meetings may occur telephonically or by videoconferencing) with prospective lenders or investors; (iii) reasonably cooperate with Buyer’s preparation of customary materials for customary marketing and syndication materials required in connection with the Transaction Financing; (iv) reasonably cooperate with Buyer’s preparation of definitive financing documentation and the schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation; (v) obtain documents and deliver notices reasonably requested by the Buyer or the Debt Financing Sources relating to the prepayment, redemption or termination of the existing Indebtedness and the release of related Liens and related guarantees (including the Payoff Letters) and (vi) provide to Buyer and the Transaction Financing Sources all reasonably necessary documentation and other information required by regulatory authorities in the United States under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case that is requested ten (10) days prior to the Closing. The Company consents to the customary and reasonable use of the Company’s logos solely in connection with the Transaction Financing; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage any Group Company or any of their respective Affiliates or the reputation or goodwill of any Group Company or any of their respective Affiliates. Notwithstanding anything in this Agreement to the contrary, (A) none of the Group Companies or any of their respective Affiliates, or any of their respective directors, officers, employees or agents, shall be required to execute or enter into any certificate, instrument, agreement or other document in connection with the Transaction Financing which will be effective prior to the Closing; (B) nothing herein shall require cooperation or other actions or efforts on the part of any Group Company or any of their Affiliates, or any of their respective directors, officers, employees or agents, in connection with the Transaction Financing to the extent it would interfere unreasonably or materially with the business or operations of the Group Companies or any of their respective Affiliates; (C) no Group Company or any of their respective Affiliates, or any of their respective directors, officers, employees or agents, will be required to pay any commitment or other similar fee or to incur any other liability or obligation prior to the Closing; (D) nothing herein shall require the board of directors or similar governing body of any Group Company, prior to the Effective Time, to adopt resolutions approving the agreements, documents or instruments pursuant to which the Transaction Financing is made; (E) none of the Group Companies or any of their respective Affiliates, or any of their respective directors, officers, employees or agents, shall be required to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs, subject to reimbursement by Buyer) or incur any other liability or provide or agree to provide any indemnity in connection with any Transaction Financing or any of the foregoing that would be effective prior to the Closing; (F) nothing herein shall require cooperation that would cause any director, manager, officer, employee, stockholder, or equityholder of any Group Company to incur any personal liability; (G) nothing herein shall require cooperation that would require providing access to or disclosing information that any Group Company determines would jeopardize any legal privilege of the Group Company; (H) nothing herein shall require cooperation that would violate, or result in the waiver of any benefit under, any material agreement (and not entered into in contemplation hereof), this Agreement, or any applicable Law to which any Group Company is a party or to which any Group Company is subject; (I) no Group Company shall be required to provide, and Buyer shall be solely responsible for, (x) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (y) any description of all or any component of the Transaction Financing, or (z) projections, risk factors or other forward-looking statements relating to all or any component of the Transaction Financing; and (J) any documentation, agreement, instrument or certificate required to be delivered by any Group Company or its directors, officers or employees at or after the Closing in connection with the Transaction Financing shall be authorized by the governing body of the Group Company and executed and delivered by its directors, officers or employees, in each case, immediately after giving effect to the Closing and it shall be the sole responsibility of Buyer to procure such authorization, execution and delivery.
(b)All information provided or made available by or on behalf of any Group Company pursuant to this Section 6.16 shall be kept confidential in accordance with the Confidentiality Agreement.
(c)Buyer shall (i) reimburse the Group Companies on an as-incurred basis for any out-of-pocket expenses incurred or otherwise payable by the Group Companies in connection with their cooperation pursuant to this Section 6.16 and (ii) indemnify and hold harmless each of the Group Companies and their respective equityholders, parent entities, agents and other representatives from and against any and all liabilities suffered or incurred by them in connection with the Transaction Financing and the performance of their respective obligations under this Section 6.16 and any information utilized in connection therewith.
(d)Notwithstanding anything contained in this Section 6.16 or any other provision in this Agreement, each of Parent and Buyer acknowledges and agrees that (i) consummation of the transactions contemplated by this Agreement is not subject to, or otherwise conditioned on, Buyer obtaining financing for or related to any of the transactions contemplated by this Agreement (including all or any portion of the Transaction Financing) and (ii) the condition set forth in Section 7.2(d) as it applies to the obligations under this Section 6.16 shall be deemed satisfied unless (A) the Transaction Financing has not been obtained because the Company has knowingly, willfully and materially breached its obligations under this Section 6.16, (B) Buyer has notified the Company and Seller of such breach in writing, detailing proposed reasonable steps that comply with this Section 6.16 in order to cure such breach, with a reasonably sufficient amount of time to afford the Company with a reasonable opportunity to cure such breach and (C) the Company has not taken such steps or the Company has not otherwise cured such breach prior to the Outside Date and such breach has been the proximate and direct cause of the Transaction Financing not being obtained.

Section 6.17Release.Effective as of the Closing, Seller, on behalf of itself and its successors and assignees, hereby fully, irrevocably and unconditionally releases, acquits and forever discharges (a) the Parent Group Companies, the Group Companies, and its and their respective current and former managers, directors, officers, employees, successors and assignees, and (b) Parent’s equityholders and their Representatives (in each case, solely in each of their respective capacities as such) (the “Seller Released Parties”), from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, arising out of or relating to the Group Companies prior to the Closing (the “Seller Released Claims”). Notwithstanding anything to the contrary in this Agreement, the Seller Released Claims shall not include any (i) claims or rights arising under or related to this Agreement or the Ancillary Documents, (ii) any claim which cannot be waived by applicable Law, or (iii) claims for Fraud, criminal activity or Willful Breach. From and after the Closing Date, Seller, on behalf of itself and its successors and assignees, agrees to not, directly or indirectly (including in a derivative proceeding), assert any claim or demand or commence, institute or maintain, or cause to be commenced, instituted, or maintained, or knowingly facilitate or assist any other party in commencing, instituting or maintaining, any Action of any kind against any of the Seller Released Parties based upon or with respect to any Seller Released Claims.

Section 6.18Section 280G Parachute Payments. Seller shall use reasonable best efforts to (a) calculate the amount of any potential “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is or might be payable or provided to any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the change in ownership or effective control of the Company arising from the purchase and sale of the Shares pursuant to this Agreement; (b) to the extent necessary, obtain from each such disqualified individual a waiver of payments or benefits such that, after giving effect to all waivers, neither any Group Company nor Buyer will have made or provided, nor will be required to make or provide, any payment or benefit that would be nondeductible under Section 280G(a) of the Code or that would be subject to excise tax under Section 4999 of the Code (such waived payments with respect to any individual, the “Section 280G Waived Payments”); (c) prepare adequate disclosure for stockholder approval (the “Section 280G Disclosure”) of all Section 280G Waived Payments in accordance with the terms of Section 280G(b)(5)(B) of the Code; (d) solicit the approval of the appropriate stockholders in accordance with the terms of Section 280G(b)(5)(B) of the Code; and (e) take all other reasonable actions necessary or appropriate in support of the foregoing. Seller shall provide to Buyer in advance (i) documentation regarding the determination of the amount of Section 280G Waived Payments and (ii) drafts of all waivers, disclosure documents, stockholder consent forms and other relevant documents relating to the waiver and stockholder approval. The Company shall consider in good faith any comments made by Buyer in connection with the foregoing, including with respect to such calculations and documents prior to obtaining the waivers and soliciting the vote.

Article 7
CONDITIONS TO CLOSING
Section 7.1Conditions to the Obligations of Seller, the Company and Buyer. The obligations of Seller, the Company, Parent and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by Seller and Buyer) of the following conditions:
(a)any applicable waiting period under the HSR Act (or similar non-U.S. Law) relating to the transactions contemplated by this Agreement shall have expired or been terminated; and
(b)no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, order or other Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that each of Buyer, the Company and Seller shall have complied with its respective obligations under Section 6.4 in order to prevent the entry of any such injunction or other order or the commencement of any such proceeding or lawsuit and to appeal as promptly as possible any injunction or other order that may be entered.
Section 7.2Other Conditions to the Obligations of Buyer. The obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by Parent and Buyer) of the following further conditions:
(a)each of the Fundamental Representations, if qualified by materiality, shall be true and correct in all respects and, if not so qualified by materiality, shall be true and correct in all material respects, in each case, on and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing, except for (x) such representations and warranties that are expressly stated to be made on and as of a specific earlier date, in which case as of such earlier date, and (y) the representations and warranties in Section 3.2 hereof, which shall be true and correct in all respects (excluding any failures to be so true and correct that are of a de minimis nature or effect) on and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing;
(b)each of the remaining representations and warranties set forth in Article 3 (except for Section 3.7, read for purposes of this Section 7.2 without regard to any materiality or Company Material Adverse Effect qualification or any similar qualification) and Article 4 shall be true and correct, in each case, on and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing (except for such representations and warranties that are expressly stated to be made on and as of a specific earlier date, in which case as of such earlier date), except where the failure of such representations or warranties contained in Article 3 and Article 4 to be true and correct would not reasonably be expected to have a Company Material Adverse Effect;
(c)there shall not have occurred any Effect that, individually or in the aggregate, with or without the lapse of time, has had or could reasonably be expected to result in a Company Material Adverse Effect;

(d)Seller and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by Seller and the Company under this Agreement on or prior to the Closing Date;
(e)prior to or at the Closing, Seller shall have delivered to Buyer the following closing documents:
(i)a certificate of an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(d) have been satisfied;
(ii)stock certificates duly endorsed in blank or registered in the name of Buyer or its nominee together with stock powers or other instruments of transfer duly executed by Seller and endorsed in blank in proper form for transfer with respect to the Shares to be sold by Seller to Buyer pursuant to this Agreement;
(iii)a certified copy of the resolutions of Seller’s board of directors (or other governing body) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;
(iv)a written resignation, in customary form, from each director of the Company and each director or manager (if a natural person), as applicable, of each of the other Group Companies, with respect to such Person’s director and manager positions, duly executed thereby; provided that with respect to any employee of the Group Companies, such resignation shall not be deemed a termination or resignation of employment, resignation by such employee  without “Good Reason” or any similar designation, or otherwise adversely affect any such employee’s entitlement to compensation and/or severance;
(v)a certified copy of the resolutions of the Company’s board of directors (or other governing body) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby; and
(vi)the Payoff Letters;
(f)Escrow Agreement shall have been duly executed and delivered by Seller and the Escrow Agent to Buyer; and
(g)The Deferred Compensation Plan shall have been terminated and all benefits thereunder paid in full.
Section 7.3Other Conditions to the Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Law, waiver by Seller and the Company) of the following further conditions:
(a)each of the Parent and Buyer Fundamental Representations, if qualified by materiality, shall be true and correct in all respects and, if not so qualified by materiality, shall be true and correct in all material respects, in each case, on and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing, except for such representations and warranties that are expressly stated to be made on and as of a specific earlier date, in which case as of such earlier date;
(b)each of the remaining representations and warranties set forth in Article 5 shall be true and correct, in each case, on and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing (except for such representations and warranties that are expressly stated to be made on and as of a specific earlier date, in which case as of such earlier date), except where the failure of such representations or warranties contained in Article 5 to be true and correct would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby;
(c)Parent and Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;
(d)prior to or at the Closing, Parent and Buyer shall have delivered to Seller the following closing documents:
(i)a certificate of an authorized officer of each of Parent and Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a), Section 7.3(b), Section 7.3(c) and Section 7.3(d) have been satisfied; and
(ii)a certified copy of the resolutions of Parent’s board of directors and Buyer’s board of directors (or other governing body) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby; and
(e)Escrow Agreement shall have been duly executed and delivered by Buyer and the Escrow Agent to Seller.
Section 7.4Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts (or such higher standard as may be required by the terms of this Agreement) to cause the Closing to occur, as required by Section 6.4 or any other Section herein.
Article 8
NO SURVIVAL
Section 8.1Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Parties contained in this Agreement and in any Ancillary Document shall terminate upon consummation of the Closing (it being understood and agreed that none of Seller, the Company, Parent, Buyer or any of their respective Affiliates or their respective representatives or agents shall have any liability for, or recourse under, this Agreement following the consummation of the Closing for any breach of or inaccuracy in any such representation or warranty or any breach or nonfulfillment of any covenant that by its term is required to be performed or fulfilled at or prior to the consummation of the Closing), except that any covenant that by its term is required to be performed after the consummation of the Closing shall survive the consummation of the Closing until fully performed in accordance with its terms. Except as set forth in the immediately following sentence, each of Parent and Buyer further acknowledges that its only recourse in the event of any breach or inaccuracy of any representation or warranty under this Agreement and in any Ancillary Document shall be pursuant to the R&W Insurance Policy. Nothing in this Agreement shall limit the liability of any Party for Fraud or Willful Breach committed by such Party.

Article 9
TERMINATION
Section 9.1Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:
(a)by mutual written consent of Buyer and Seller;
(b)by Buyer, if any of the representations or warranties of the Company set forth in Article 3 or the representations and warranties of Seller set forth in Article 4 shall not be true and correct such that the condition to closing set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, if curable, is not cured within thirty (30) days after written notice thereof is delivered to Seller; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Buyer or Parent is then in material violation or breach of any of its covenants, representations or warranties set forth in this Agreement and such violation or breach would give rise to the failure of a condition set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c);
(c)by Seller, if any of the representations or warranties of Buyer and Parent  set forth in Article 5 shall not be true and correct such that the condition to closing set forth in Section 7.3(a) and Section 7.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, if curable, is not cured within thirty (30) days after written notice thereof is delivered to Buyer; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Seller or the Company is then in material violation or breach of any of its covenants, representations or warranties set forth in this Agreement and such violation or breach would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(d);
(d)by Buyer, if the transactions contemplated by this Agreement have not been consummated on or prior to July 26, 2024 (as may be extended pursuant to Section 10.16(c), the “Outside Date”); provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the failure to consummate the transactions contemplated by this Agreement is the result of a breach by Buyer or Parent of its representations, warranties or covenants under this Agreement;
(e)by Seller, if the transactions contemplated by this Agreement have not been consummated on or prior to the Outside Date; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) the failure to consummate the transactions contemplated by this Agreement is the result of a breach by Seller or of the Company or any of its representations, warranties or covenants under this Agreement; or

(f)by either Buyer or Seller, if any Governmental Entity shall have issued an order, decree, ruling, judgment or injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such order, decree, ruling, judgment or injunction or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(f) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment, injunction or action, and such order, decree, ruling, judgment, injunction or action shall not have been principally caused by the breach by such Party of its covenants under this Agreement.
Section 9.2Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other Parties to this Agreement.
Section 9.3Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent, Buyer, Seller or the Company or their respective officers, directors or equityholders) with the exception of (i) the second and third sentences in Section 6.3 and the provisions of Section 6.4(e), Section 6.10, Section 6.15, Section 6.16, this Section 9.3 and Article 10, each of which shall remain in full force and effect, survive any termination of this Agreement and remain valid and binding obligations on the applicable Parties, and (ii) any liability of any Party for any Fraud or Willful Breach of this Agreement prior to such termination (which, for the avoidance of doubt, shall be deemed to include any failure by Parent, Buyer, Seller or the Company to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder). In the case of clause (ii) above, notwithstanding anything to the contrary in this Agreement, each Party shall be entitled to all remedies available (whether in contract, tort, Law, equity or otherwise), including equitable relief (including specific performance, and in each case, without the necessity of proving actual harm or posting a bond or other security), consequential and/or indirect damages, and damages for the benefit of the bargain lost by such Party (taking into consideration relevant matters, including the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Closing and the time value of money), diminution in value of the Group Companies and the reimbursement of such Party’s fees, costs and expenses. The Parties expressly agree that Seller and the Company shall be entitled to petition a court to award money damages in connection with any Fraud or Willful Breach of this Agreement prior to termination, and receive any damages that may be claimed by Seller and/or the Company (including for the benefit of the bargain lost). Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.16.
Article 10
MISCELLANEOUS
Section 10.1Entire Agreement; Assignment. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Seller and Buyer. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), email (followed by overnight courier) or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Buyer, Parent or to the Company (after the Closing):

The ONE Group Hospitality, Inc.
1624 Market Street, Suite 311
Denver, Colorado 80202
Attention:Chief Executive Officer and Chief Financial Officer
E-mail:LegalNotices@togrp.com

with a copy (which shall not constitute notice) to:

Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, Oregon 97205
Attention:Steven H. Hull
E-mail:steven.hull@stoel.com

To Seller or to the Company (prior to the Closing):

Safflower Holdings LLC
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue
New York, NY 10167
Attention:Syed Alam
E-mail:salam@angelogordon.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 7th Ave

New York, NY 10019

Attention: David D’Urso

Telephone:212-839-6010

Facsimile No: 212-839-5599

Email: ddurso@sidley.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 10.3Governing Law. Except as provided in Section 10.19, this Agreement and any claim, controversy, dispute, cause of action, litigation or other proceeding (whether in contract, tort, Law, equity or otherwise) that may be based upon, arise out of or relate to this Agreement, the transactions contemplated herein, or the negotiation, execution or performance of this Agreement

(including if based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 10.4Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Closing occurs or the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, (a) in the event that the transactions contemplated by this Agreement are consummated, Buyer shall, or shall cause the Group Companies to, pay all Unpaid Seller Expenses at the Closing in accordance with Section 2.3(a)(iv); (b) each of Buyer and Seller shall be responsible for 50% of all fees and expenses of the Escrow Agent in connection with the Escrow Agreement; (c) each of Buyer and Seller shall be responsible for 50% of all policy premium with respect to the Tail Policy referenced in Section 6.7(b); (d) each of Buyer and Seller shall be responsible for 50% of the costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, applicable brokerage commission, Taxes related to such policy and other fees and expenses of such policy (the “R&W Insurance Costs”); (e) each of Buyer and Seller shall be responsible for the payment of 50% of all applicable filing fees under the HSR Act and all non-U.S. Laws similar to the HSR Act, and each of Buyer and Seller shall be responsible for the payment of such Party’s own legal and consulting fees; and (f) each of Buyer and Seller shall be responsible for 50% of all Transfer Taxes.
Section 10.5Construction; Interpretation. The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (vi) references to “dollar,” “dollars” or “$” shall be to the lawful currency of the United States. To the extent that any documents or other materials were uploaded to the virtual data room maintained by the Company for purposes of the transactions contemplated by this Agreement via Datasite in the file room titled “Project Kaizen” as of 11:59 p.m. on the date that is two (2) Business Days immediately preceding the date hereof (the “Data Room”), such documents or other materials shall be deemed “provided” and “made available” (and all similar phrases used herein that mean such) to Buyer and Parent for all purposes of this Agreement. The term “ordinary course of business” means, with respect to any Person, “ordinary course of business consistent with past practice of such Person and its Subsidiaries (taking into account any and all actions taken or omitted from being taken by such Person and its Subsidiaries in response to COVID-19 or any COVID-19 Measures)”.

Section 10.6Exhibits and Schedules. All Exhibits and Schedules or other documents expressly incorporated into this Agreement (including the Disclosure Schedules) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in the Disclosure Schedules referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement.
Section 10.7Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.
Section 10.8Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.7, Section 10.18 and Section 10.19, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 10.9Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 10.10Amendment. Subject to Law, Section 10.11 and Section 10.19, this Agreement may be amended or modified only by a written agreement executed and delivered by Buyer and Seller. This Agreement may not be modified or amended except as provided in the immediately preceding sentence, and any purported amendment by any Party or Parties effected in a manner that does not comply with this Section 10.10 shall be void.

Section 10.11Waiver.
(a)Seller may waive compliance by Buyer or Parent with any term or provision of this Agreement and by the Company with any term or provision of this Agreement that is required to be performed or complied with after the Closing. Buyer may waive compliance by Seller with any term or provision of this Agreement and by the Company with any term or provision of this Agreement that is required to be performed or complied with prior or upon the Closing.
(b)Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition or a waiver of any other term or condition of this Agreement. The failure of or delay by any Party to assert any of its rights hereunder shall not constitute a waiver of such rights; provided, that time is of the essence with respect to each and every provision of this Agreement.
Section 10.12Counterparts; Electronic Signatures. This Agreement and the Ancillary Documents may be executed in multiple counterparts (including by means of facsimile or other electronic transmission, including.pdf, DocuSign or similar format), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement and the Ancillary Documents entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, electronic mail in “portable document format” (“.pdf”) form, or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
Section 10.13Knowledge. For all purposes of this Agreement, (a) the phrase “to the Company’s knowledge,” “to the knowledge of the Company,” “known by the Company” and any derivations thereof or phrases having similar import thereto shall mean as of the applicable date, the actual knowledge (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of Thomas J. Baldwin, Nicole Thaung, and Cristina Mendoza, none of whom shall have any personal liability or obligations of inquiry regarding such knowledge; and (b) the phrase “to Buyer’s knowledge,” “to the knowledge of Buyer,” “known by Buyer” and any derivations thereof or phrases having similar import thereto shall mean as of the applicable date, the actual knowledge (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of Emanuel Hilairo and Tyler Loy, none of whom shall have any personal liability or obligations of inquiry regarding such knowledge.
Section 10.14Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, controversy, dispute, cause of action, litigation or other proceeding (a) arising under this Agreement OR ANY ANCILLARY DOCUMENT or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement OR ANY ANCILLARY DOCUMENT or any of the transactions CONTEMPLATED hereBY OR THEREBY, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. Each Party hereby agrees and consents that any such claim, controversy, dispute, cause of action, litigation or other proceeding shall be decided by court trial without a jury.

Section 10.15Jurisdiction and Venue. Except as set forth in Section 10.19, each of the Parties (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any claim, controversy, dispute, cause of action, litigation or other proceeding arising out of or relating to this Agreement, any Ancillary Document or any transactions contemplated hereby or thereby; (b) agrees that all such claims, controversies, disputes, causes of action, litigations or other proceedings may be heard and determined in any such court; and (c) agrees not to bring in any other court any such claim, controversy, dispute, cause of action, litigation or other proceeding. Each of the Parties waives any defense of inconvenient forum to the maintenance of any such claim, controversy, dispute, cause of action, litigation or other proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any such claim, controversy, dispute, cause of action, litigation or other proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any such claim, controversy, dispute, cause of action, litigation or other proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
Section 10.16Specific Performance.
(a)The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Seller and Buyer shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Seller or Buyer are entitled at Law or in equity. The foregoing right shall include the right of each Party to cause the other Party to cause the transactions contemplated by this Agreement to be consummated, in each case, if the conditions set forth in Article 7 have been satisfied or waived by the Party entitled to waive (other than conditions which by their nature cannot be satisfied until the Closing or the Closing Date, but subject to the satisfaction or waiver of those conditions at the Closing or on the Closing Date).
(b)Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for the applicable breach for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction or prove actual harm.
(c)To the extent any Party brings an Action or other similar process to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action or similar process to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms and provisions of this Agreement, the Outside Date shall automatically be extended to (i) the tenth (10th) Business Day following the resolution of such Action or other similar process or (ii) such other time period established by the court presiding over such Action or other similar process, as applicable.
Section 10.17Waiver of Conflicts and Privileged Information.
(a)Recognizing that Akin Gump Strauss Hauer & Feld LLP and Sidley Austin LLP (collectively, “Seller Counsel”) have acted as legal counsel to Seller and certain of their Affiliates and the Group Companies prior to the Closing, and that Seller Counsel intends to act as legal counsel to Seller and certain of its Affiliates after the Closing, each of Parent, Buyer and each Group Company hereby agrees that (i) Seller Counsel may represent Seller and/or its Affiliates after the Closing in connection with any dispute, litigation, claim or proceeding arising out of or relating to this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby, and (ii) even though the interests of Seller and/or its Affiliates may be directly adverse to Parent, Buyer and each Group Company, (A) Parent, Buyer and the Company hereby waive and will not assert (and will cause any of their respective Subsidiaries to waive and not assert) any conflict of interest or any objection arising therefrom or relating thereto, and (B) Parent, Buyer and the Company hereby consents (and will cause any of their respective Subsidiaries to consent) to any such representation.
(b)All communications involving attorney-client confidences between (i) Seller and their Affiliates (including, prior to the Closing, the Group Companies) communicated at any time or (ii) the Group Companies communicated prior to Closing, on the one hand, and Seller Counsel, on the other hand, that in any way relates to this Agreement or the transactions contemplated hereby (including the negotiation, delivery and performance of, or any dispute, litigation, claim or proceeding arising out of or relating to, this Agreement, and any representation, warranty or covenant of any party under this Agreement, the Ancillary Documents, or any related agreement or the matters upon which a representation or warranty is made) (“Protected Communications”), in each case, shall be deemed to be attorney-client confidences that belong solely to Seller and their Affiliates (and not any of the Group Companies). Accordingly, Parent, Buyer and the Company agree that, following the Closing, (A) neither Parent, Buyer, the Group Companies nor their Affiliates shall have access to or control of any such Protected Communications, and (B) Parent, Buyer and the Company will not (and will cause each of its Subsidiaries and Affiliates not to), use any Protected Communications remaining in the records of the Group Companies after the Closing in a manner that may be adverse to Seller or any of its Affiliates.
(c)Without limiting the generality of the foregoing, following the Closing, (i) Seller and its Affiliates (and not any of the Group Companies) shall be the sole holders of the attorney-client privilege, and all other evidentiary privilege, with respect to such Protected

Communications, and no Group Company shall be a holder thereof, and no such privilege shall pass to or be claimed by Parent, Buyer, the Group Companies or any of their Affiliates; (ii) Seller and/or its Affiliates will have the exclusive right to control, assert or waive the attorney-client privilege, and all other evidentiary privilege, with respect to such Protected Communications; (iii) Parent, Buyer and the Company will not (and will cause each of its Subsidiaries and Affiliates not to), (A) assert any attorney-client privilege, or any other evidentiary privilege, with respect to any Protected Communication; or (y) take any action which could cause any Protected Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege; (iv) in the event of a dispute between Seller or any of its Affiliates, on the one hand, and the Group Companies, on the other hand, arising out of or relating to any matter in which Seller Counsel represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to Seller or its Affiliates any information or documents developed or shared during the course of Seller Counsel’s representation of the Group Companies and Seller; (v) to the extent that files of Seller Counsel in respect of such engagement constitute Protected Communications, only Seller and its Affiliates (and not any of the Group Companies) shall hold property rights in such Protected Communications; and (vi) Seller Counsel shall have no duty whatsoever to reveal or disclose any such Protected Communications to any of the Group Companies by reason of any attorney-client relationship between Seller Counsel and any of the Group Companies or otherwise.
Section 10.18Non-Recourse. All claims, controversies, disputes, cause of action, litigations or other proceedings (whether in contract, tort, Law, equity or otherwise) that may be based upon, arise out of or relate to this Agreement or the Ancillary Documents, or the negotiation, execution or performance of this Agreement or the Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the Ancillary Documents or as an inducement to enter into this Agreement or the Ancillary Documents), may be made only against the entities that are expressly identified as Parties thereto. No Person who is not a named party to this Agreement or the Ancillary Documents, including any past, present or future director, officer, employee, incorporator, member, partner, equityholders (including stockholders and option holders), Affiliate, agent, attorney or representative of any named party to this Agreement or the other Ancillary Documents (“Non-Party Affiliates”), shall have any liability (whether in contract, tort, Law, equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document (as the case may be) or for any claim, controversy, dispute, cause of action, litigation or other proceeding based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims, controversies, disputes, causes of action, litigations or other proceedings against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.
Section 10.19Financing Sources. Notwithstanding anything herein to the contrary, the Company, on behalf of itself, and its Subsidiaries, and each of its controlled Affiliates agrees that:
(a)no Debt Financing Source or Preferred Stock Financing Source shall have any liability hereunder (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or losses arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance, or breach (provided that nothing in this Section 10.19 shall limit the liability or obligations of (i) the Debt Financing Sources under the Debt Commitment Letter or any definitive agreements with respect to the Debt Financing or (ii) the Preferred Stock Financing Source under the Preferred Stock Commitment Letter with respect to the Preferred Stock Financing); and
(b)only Buyer (including its permitted successors and assigns under the Debt Commitment Letter or the Preferred Stock Commitment Letter) shall be permitted to bring any claim against a Debt Financing Source or a Preferred Stock Financing Source for failing to satisfy any obligation to fund the Debt Financing or the Preferred Stock Financing pursuant to the terms of the Debt Commitment Letter or the Preferred Stock Commitment Letter.

No amendment or waiver of this Section 10.19 (or the definitions used herein) shall be effective to the extent such amendment is materially adverse to the Debt Financing Sources or the Preferred Stock Financing Sources, as applicable, without the prior written consent of the Debt Financing Sources or the Preferred Stock Financing Sources, as applicable. If, notwithstanding the foregoing waivers, any claim is brought against the Debt Financing Sources or the Preferred Stock Financing Sources, such claim will be governed by New York law (without giving effect to any conflicts of law principles that would result in the application of the laws of another state) and subject to the jurisdiction limitations and waiver of jury trial provisions set forth in the Debt Commitment Letter or the Preferred Stock Commitment Letter as if fully set forth herein. The Debt Financing Sources and the Preferred Stock Financing Sources are intended third party beneficiaries of this Section 10.19. This Section 10.19 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

Section 10.20Parent Guarantee.
(a)Parent hereby irrevocably and unconditionally guarantees to Seller the full and punctual payment and performance by Buyer of all of the covenants, agreements, undertakings, obligations, terms, conditions and indemnities to be performed, observed and/or  paid by Buyer and any of its successors and assigns (the “Guaranteed Obligations”) under this Agreement. This guarantee is an absolute, unconditional, irrevocable and continuing undertaking of the full and punctual payment and performance of all of the Guaranteed Obligations and is in no way conditioned upon any requirement that Seller first attempt to collect any amounts owing by Buyer from Buyer or any other Person. If Buyer shall default in the due and punctual performance of the Guaranteed Obligations, including the full and timely payment of any amount due and payable pursuant to the Guaranteed Obligations, Parent will forthwith make full payment of any amount due with respect to the Guaranteed obligations at its sole cost and expense.
(b)The liabilities and Guaranteed Obligations of Parent pursuant to this Agreement are, except as set forth below, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(i)any acceleration, extension, renewal, settlement, compromise, waiver or release in respect of the Guaranteed Obligations by operation of law or otherwise;

(ii)the invalidity or unenforceability, in whole or in part, of any provision of this Agreement (except to the extent such invalidity or unenforceability results in Buyer not being required to perform the Guaranteed Obligations, in which case Parent shall not be required to perform the Guaranteed Obligations under this guarantee);
(iii)any modification or amendment of or supplement to this Agreement (other than an amendment, modification or supplement to this Section 10.20);
(iv)any change in the company existence, structure or ownership of Buyer or any insolvency, bankruptcy, reorganization or other similar proceeding affecting it or its respective assets; or
(v)subject to the next succeeding sentence, any other act, omission to act, delay of any kind by any party to this Agreement or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Section 10.20, constitute a legal or equitable discharge of the Guaranteed Obligations of a surety, other than payment in full.

Notwithstanding any other provision of this Agreement, Buyer and Seller hereby agree that Parent may assert, as a defense to any payment by Parent under this guarantee, any defense to such payment that Buyer may have under the terms of this Agreement, other than defenses arising from bankruptcy, insolvency, reorganization or other similar proceedings affecting Parent or Buyer and other defenses expressly waived hereby.

(c)Parent hereby waives any right, whether legal or equitable, statutory or non-statutory, to require any Person to proceed against or take any action against or pursue any remedy with respect to Buyer or any other Person or make presentment or demand for performance or give any notice of nonperformance before Seller or any other beneficiary of this Agreement may enforce its rights under this Agreement against Buyer.
(d)Parent’s Guaranteed Obligations under this Agreement shall remain in full force and effect until the Guaranteed Obligations shall have been paid in full. If at any time any payment by any Person of the Guaranteed Obligations is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of Buyer or otherwise, Parent’s Guaranteed Obligations under this Agreement with respect to such Guaranteed Obligations shall be reinstated at such time as though such Guaranteed Obligations had become due and had not been performed.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first written above.

SELLER:

SAFFLOWER HOLDINGS LLC

By:/s/Thomas J. Baldwin
Name:Thomas J. Baldwin
Title:Authorized Person

COMPANY:

SAFFLOWER HOLDINGS CORP.

By:/s/Thomas J. Baldwin
Name:Thomas J. Baldwin

Title:President and Chief Executive Officer

BUYER:

TOG KAIZEN ACQUISTION, LLC

By:The ONE Group, LLC, its Manager

By:	The ONE Group Hospitality, Inc., its Manager

By:/s/ Emanuel Hilario
Name:Emanuel Hilario

Title:President and Chief Executive Officer

PARENT:

THE ONE GROUP HOSPITALITY, INC.

By:/s/ Emanuel Hilario
Name:Emanuel Hilario

Title:President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

SCHEDULE 1.1(c)

PERMITTED LIENS

1.	Liens pursuant to that certain Master Services Agreement, dated as of October 18, 2016, by and between First Data Merchant Services LLC and Benihana National Corp., as supplemented by the following:
a.	Bankcard Addendum to Master Services Agreement, dated as of October 18, 2016, by and among First Data Merchant Services LLC, Benihana National Corp., Wells Fargo Bank, N.A. and Citicorp Payment Services Inc.

b.	Amendment No. 1 to Master Services Agreement, dated as of November 18, 2019, by and among First Data Merchant Services LLC, Benihana National Corp., Wells Fargo Bank, N.A. and Citicorp Payment Services Inc.

c.	Clover Service Addendum, dated as of April 3, 2020, by and between Benihana National Corp. and First Data Merchant Services LLC

2.	Liens pursuant to the Premium Financing Arrangements

EXHIBIT A

Statement of Net Working Capital

EXHIBIT B-1

Form of Primary Policy

EXHIBIT B-2

Form of Excess Policy

EXHIBIT C

Form of Escrow Agreement